UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NI HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

1101 First Avenue North
Fargo, ND 58102

April 11, 2023

Dear Shareholders:

Please join us for the NI Holdings, Inc. 2023 Annual Meeting of Shareholders on Tuesday, May 23, 2023, at 10:00 a.m. (Central Daylight Time) at the Jasper Hotel, 215 Broadway N, Fargo, ND 58102.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describes the business to be conducted at the meeting. At this year’s meeting, you will be asked to:

1.      Elect two Class I directors to serve until the 2026 annual meeting of shareholders;

2.      Ratify the appointment of Mazars USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.      Vote on an advisory resolution to approve the compensation of our named executive officers;

4.      Vote on an advisory resolution to approve the frequency of advisory votes on named executive officer compensation for one, two, or three years;

5.      Approve an amendment of our Articles of Incorporation to declassify our Board of Directors and provide for the annual election of directors;

6.      Approve an amendment of our Articles of Incorporation to eliminate supermajority voting requirements;

7.      Approve an amendment of our Articles of Incorporation to eliminate the prohibition on shareholders calling special meetings; and

8.      Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the in-person Annual Meeting, you are encouraged to vote by proxy in advance of the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing a paper proxy card and returning by mail.

Thank you for your continued support of NI Holdings.

Sincerely,

/s/ Eric K. Aasmundstad
Eric K. Aasmundstad
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors (the “Board”) of NI Holdings, Inc. (the “Company”, “NI Holdings”, “we”, “us”, or “our”) is soliciting the enclosed proxy for use at its 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”).

Date and Time	May 23, 2023 10:00 a.m. (Central Daylight Time)
Place	The Jasper Hotel 215 Broadway N Fargo, ND 58102
Record Date	You may vote at the 2023 Annual Meeting if you were a shareholder of record at the close of business on April 3, 2023

This Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April 11, 2023, to all shareholders of record on our books at the close of business on April 3, 2023, the record date for the 2023 Annual Meeting (the “Record Date”).

Proposals	Board Vote Recommendation
1. Election of Two Class I Director Nominees Named in the Proxy Statement.	FOR each director nominee
2. Ratification of Appointment of Mazars USA LLP as our Independent Registered Public Accounting Firm for the Year ended December 31, 2023.	FOR
3. Advisory Vote to Approve the Compensation of our Named Executive Officers.	FOR
4. Advisory Vote to Approve the Frequency of Advisory Votes on Named Executive Officer Compensation.	ONE YEAR
5. Approval of Amendment of our Articles of Incorporation to Declassify our Board of Directors and Provide for the Annual Election of Directors.	FOR
6. Approval of Amendment of our Articles of Incorporation to Eliminate Supermajority Voting Requirements.	FOR
7. Approval of Amendment of our Articles of Incorporation to Eliminate the Prohibition on Shareholders Calling Special Meetings.	FOR

Voting Methods

If you are a shareholder of record, to ensure your shares are voted, you may vote your shares by proxy on the Internet, by telephone, or by completing a paper proxy card and returning it by mail. Internet and telephone voting procedures are described in the General Information About the Meeting section of the proxy statement and on the proxy card.

Internet	Visit www.investorvote.com/NODK (have your Notice or proxy card in hand when you access the website).
Telephone	Call toll-free 1-800-652-8683 (have your Notice or proxy card in hand when you call).
Mail	Vote by mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.
In person	You may attend the Annual Meeting in person. Proof of identification is required.

If your shares are held in “street name”, meaning that they are held for your account by a broker, bank, or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

i

Copies of Proxy Materials

Copies of this proxy statement and the form of proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”) are available without charge. Here is how to order a copy of the proxy materials and select a future delivery preference. Please note that you must use the number in the shaded bar on the reverse side of the proxy card when requesting a set of proxy materials.

Internet

Visit www.investorvote.com/NODK. Click “Cast Your Vote or Request Materials”. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone

Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email

Send an email to investorvote@computershare.com with “Proxy Materials NI Holdings Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reserve, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 9, 2023.

Page
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	i
TABLE OF CONTENTS	iii
Proposal 1: Election of Two Class I Directors	1
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	2
REPORT OF THE AUDIT COMMITTEE	3
Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	4
Proposal 4: Advisory Vote to Approve the Frequency of Advisory Votes on Named Executive Officer Compensation	5
Proposal 5: Approval of Amendment of our Articles of Incorporation to Declassify our Board of Directors and Provide for the Annual Election of Directors	6
Proposal 6: Approval of Amendment of our Articles of Incorporation to Eliminate Supermajority Voting Requirements	7
Proposal 7: Approval of Amendment of our Articles of Incorporation to Eliminate the Prohibition on Shareholders Calling Special Meetings	8
CORPORATE GOVERNANCE	10
Board of Directors and its Committees	10
Role of the Board and Management	10
Director Independence	11
Board Diversity	11
Board Leadership Structure	12
Executive Sessions of Non-Employee Directors	12
Board Access to Management	12
Shareholder Communications with our Board	12
Board Access to Independent Advisors	13
Compensation of the Board	13
Annual Evaluations	13
Committees of the Board of Directors	13
Board and Committee Meetings and Attendance	15
Risk Oversight	16
Environmental, Social, and Governance	16
Nominations to the Board of Directors	16
Director Qualifications	17
Director Biographies	18
DIRECTOR COMPENSATION	23
EXECUTIVE OFFICERS	24
COMPENSATION DISCUSSION AND ANALYSIS	25
Compensation Philosophy	25
Primary Elements of Compensation	26
Compensation Process	27
Roles & Responsibilities in the Compensation Process	27
Compensation Elements	28
Governance	32
REPORT OF THE COMPENSATION COMMITTEE	35
EXECUTIVE COMPENSATION TABLES	36
Summary Compensation Table	36
Grants of Plan-Based Awards in 2022	37
Stock Vested in 2022	38
Outstanding Equity Awards at December 31, 2022	39
Non-Qualified Deferred Compensation for 2022	40

Proposal 1: Election of Two Class I Directors

Our Board recommends a vote FOR Michael J. Alexander and Jeffrey R. Missling as Class I directors.

Our Class I directors currently consisting of Michael J. Alexander and Jeffrey R. Missling have both been nominated to continue to serve as Class I directors, and both of them have agreed to stand for re-election at the 2023 Annual Meeting. The following provides summary information about each Class I director nominee.

Name	Age at May 23, 2023	Director Since(1)	Audit Committee	Compensation Committee	Executive Committee	Nominating & Corporate Governance Committee	Independent?
Michael J. Alexander President and CEO	57	2016	—	—	—	—	No
Jeffrey R. Missling	52	2016	—	—	—	—	No

____________

(1)      Indicates the year first elected as a director of Nodak Mutual Insurance Company or NI Holdings, Inc.

Our Board believes that it is in the best interests of our Company and our shareholders to approve the appointment of Michael J. Alexander and Jeffrey R. Missling to three-year terms as Class I directors. Accordingly, our Board unanimously recommends a vote “FOR” the election of Messrs. Alexander and Missling as Class I directors.

Approval of Proposal 1 requires “FOR” votes from the holders of a plurality of the votes cast. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no contrary indication is made, proxies are to be voted “FOR” Mr. Alexander and Mr. Missling, or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy. Withhold votes and broker non-votes have no legal effect on the outcome.

Pursuant to our bylaws, any nominee for director in an uncontested election who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote. The Nominating and Corporate Governance Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board on whether to accept or reject the offer. The Board shall act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

If Proposal 5 is approved by the shareholders, and the proposed amendment of our Articles of Incorporation is approved and filed with the State of North Dakota, then the Board will become declassified and all directors will be up for re-election at the 2024 annual meeting of shareholders and every year thereafter.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board recommends a vote FOR this proposal 2.

The Audit Committee has re-appointed Mazars USA LLP as our independent registered public accounting firm for the year ending December 31, 2023, and has further directed that management submit this appointment for ratification by our shareholders at the 2023 Annual Meeting. Although ratification is not required by North Dakota law or our Articles of Incorporation or our Bylaws, we have determined that it is good practice to request ratification of this selection by our shareholders. In the event that Mazars USA LLP is not ratified by our shareholders, the Audit Committee will review its selection of Mazars USA LLP as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Mazars USA LLP are expected to be present at the 2023 Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Independent Registered Public Accounting Firms’ Fees

As a public company, the Company’s consolidated financial statements are required to be audited by an independent public accounting firm that is registered with the Public Company Accounting Oversight Board. On October 18, 2016, the Company selected and the Audit Committee approved Mazars USA LLP as our independent registered public accounting firm to audit the consolidated financial statements, beginning with the fiscal year ending December 31, 2016.

The following table presents fees for professional services rendered by Mazars USA LLP for the audits of our annual financial statements and other services rendered during the years ended December 31, 2022 and 2021.

Fee Category	2022 ($)	2021 ($)
Audit Fees(1)	885,109	698,223
Audit-Related Fees(2)	23,000	22,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	908,109	720,223

____________

(1)      Audit Fees consist of fees and out-of-pocket expenses for professional services performed by Mazars USA LLP for the audit of our annual financial statements and internal control over financial reporting, the review of interim consolidated financial statements, and related services normally provided in connection with regulatory filings.

(2)      Audit-Related Fees may consist of fees and out-of-pocket expenses billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The 2022 and 2021 amounts include work performed by Mazars USA LLP in connection with the audit of the NI Holdings, Inc. Employee Stock Ownership Plan.

(3)      Tax Fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm.

(4)      All Other Fees:    There were no such fees incurred in 2022 or 2021.

The Audit Committee has considered the services listed above to be compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established pre-approval policies and procedures for the engagement of the independent registered public accounting firm to render services to the Company. The Chair of the Audit Committee and any other member of the Audit Committee to whom authority has been delegated by the Audit Committee has the authority in between meetings to pre-approve any audit or non-audit services, including fees, to be performed by the independent registered public accounting firm, within certain limits and provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

All of the services performed by Mazars USA LLP for the fiscal years 2022 and 2021 described above were pre-approved by the Audit Committee pursuant to our policy.

Our Board believes that it is in the best interests of our Company and our shareholders to approve the ratification of the appointment of Mazars USA LLP as our independent registered public accounting firm for the year ending December 31, 2023. Accordingly, our Board unanimously recommends a vote “FOR” the approval of the ratification of our auditors.

Approval of Proposal 2 requires “FOR” votes from the holders of a majority in voting power of the shares present at the 2023 Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 2, but abstentions will have the same effect as a vote against the proposal.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting processes on behalf of the Company’s Board of Directors. The Company’s management has the primary responsibility for the consolidated financial statements, for maintaining effective internal control over financial reporting, and assessing the effectiveness of internal control over financial reporting. The Audit Committee’s functions are more fully described in its charter, which is available on our website at www.niholdingsinc.com.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2022 with management and with Mazars USA LLP, our independent registered public accounting firm which is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States of America. These discussions included the judgment of Mazars USA LLP regarding the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed the other matters with Mazars USA LLP that are required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee has also received and reviewed the written disclosures and the letter from Mazars USA LLP required by the applicable requirements of the PCAOB and has discussed with Mazars USA LLP their independence from us. A portion of the Audit Committee meetings are held with Mazars USA LLP without management present.

In reliance on the review and discussions referenced above, the Audit Committee recommended to our Board, and our Board of Directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2022, filed by the Company with the Securities and Exchange Committee.

Audit Committee:
Stephen V. Marlow, Chair	Eric K. Aasmundstad
Duane C. Espegard	Cindy L. Launer

The foregoing report of the Audit Committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers

Our Board recommends a vote FOR this proposal 3.

Our philosophy is to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the changing nature of our business and the market in which we compete for executive talent.

Our executive compensation program is intended to encourage and reward performance that is consistent with top tier insurance organizations. As such, the compensation program for named executive officers includes both short-term (defined as annual) and long-term (generally defined as three to five years) incentive programs that reward our named executive officers for achievement of pre-established objectives. The compensation program is also designed to foster retention of key executives and enhance the alignment of executives’ interest with those of shareholders. Our compensation philosophy is to attract, retain, and motivate our named executive officers and other senior leadership throughout the organization. The “Compensation Discussion and Analysis” section of this Proxy Statement provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of the program.

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in the Executive Compensation section of this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our shareholders the opportunity to express their views with respect to our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, policies, and practices as described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding to us. The say-on-pay vote will, however, provide information to us regarding shareholder sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. Our Board believes that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, our Board unanimously recommends a vote “FOR” the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Approval of Proposal 3 requires “FOR” votes from the holders of a majority in voting power of the shares present at the 2023 Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 3, but abstentions will have the same effect as a vote against the proposal.

Proposal 4: Advisory Vote to Approve the Frequency of Advisory Votes on Named Executive Officer Compensation

Our Board recommends that you vote ONE YEAR for this proposal 4.

Pursuant to Section 14A of the Exchange Act, our shareholders have the opportunity to advise the Board, in a non-binding vote, regarding whether we should conduct an advisory vote to approve named executive officer compensation (Proposal 3 above) every one year, two years, or three years. This proposal is commonly known as the “say-on-frequency” proposal.

While our compensation programs relate to both short-term and long-term business strategies, our Compensation Committee and Board make compensation decisions annually. We believe that an annual advisory vote on named executive officer compensation is part of annual shareholder feedback and our executive compensation philosophy, policies, and practices. The Board has determined that holding an advisory vote on named executive officer compensation every year is the most appropriate policy for us at this time. Accordingly, our Board unanimously recommends that shareholders vote for future advisory votes on named executive compensation to occur each year.

The option of one year, two years, or three years receiving the highest number of votes cast by shareholders for Proposal 4 will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, this Proposal 4 is non-binding on the Company or the Compensation Committee. However, our Board and our Compensation Committee value the opinions of our shareholders, and will review the voting results and take them into consideration when setting the frequency of the advisory vote on executive compensation.

It is expected that the next say-on-frequency vote will occur at the 2029 annual meeting of shareholders.

Proposal 5: Approval of Amendment of our Articles of Incorporation to Declassify our Board of Directors and Provide for the Annual Election of Directors

Our Board recommends a vote FOR this proposal 5.

Our Board of Directors is currently comprised of eight members. In accordance with our Articles of Incorporation (our “Current Articles”), our Board is divided into three classes with staggered three-year terms. After considering the advantages and disadvantages of declassification, our Board has determined it is advisable and in the best interests of our Company and our shareholders to amend our Current Articles, in accordance with the North Dakota law, to immediately declassify our board structure such that the terms of all of the Company’s current directors will end at the 2024 annual meeting of shareholders and all director nominees will stand for election annually at and after the 2024 annual meeting of shareholders. The text of the amendment of our Current Articles (the “Proposed Articles”) is attached as Appendix A to this proxy statement and incorporated herein by reference.

If this proposal is approved by our shareholders, commencing with the election of directors at our next annual meeting, the terms of all directors will expire, and each director elected after this Annual Meeting shall hold office until the next succeeding annual meeting of shareholders and until their earlier death, resignation, or removal, or their successors are duly elected and qualified. At the 2024 annual meeting of shareholders, all directors will be up for re-election for one-year terms and until their earlier death, resignation, or removal, or their successors are duly elected and qualified.

This proposal, if approved, would not change our Board’s authority to change the present number of directors and to fill any vacancies or newly created directorships. Any director appointed to fill newly created director seats or vacancies would hold office for the remaining term of his or her predecessor.

This proposal is a result of our Board’s ongoing review of our corporate governance policies. A classified board structure can be viewed as diminishing a board’s accountability to shareholders because such structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. Annual voting allows shareholders to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure and provides shareholders a more active role in shaping and implementing corporate governance policies. Our Board believes that it is in the best interests of our Company and our shareholders to approve the Proposed Articles to further adopt best-in-class corporate governance practices and to immediately declassify our Board and provide for the annual election of directors. Accordingly, our Board has approved and unanimously recommends a vote “FOR” the approval of the Proposed Articles.

Approval of Proposal 5 requires “FOR” votes from the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Approval of Proposal 5 is also conditioned on the approval of Proposals 6 and 7. If either Proposal 6 or Proposal 7 is not approved, our Board will not implement Proposal 5, even if it is approved by the requisite vote of our shareholders.

If Proposals 5, 6, and 7 are approved by the requisite number of our shareholders, we expect to file the Proposed Articles with the Secretary of State of the State of North Dakota following the 2023 Annual Meeting, which Proposed Articles will become effective at the time of filing.

Notwithstanding the foregoing, at any time prior to the effectiveness of the filing of the Proposed Articles with the Secretary of State of the State of North Dakota, our Board reserves the right to abandon the Proposed Articles and not to file the Proposed Articles, even if the Proposed Articles are approved by our shareholders, if our Board, in its discretion, determines that the Proposed Articles are no longer in the best interests of our Company or our shareholders.

If any of Proposal 5, 6, or 7 is not approved by the requisite vote of our shareholders, then the Proposed Articles will not be filed with the Secretary of State of the State of North Dakota and our Current Articles will remain in place and our Board will remain classified.

Proposal 6: Approval of Amendment of our Articles of Incorporation to Eliminate Supermajority Voting Requirements

Our Board recommends a vote FOR this proposal 6.

In addition to the proposed amendment to our Current Articles to declassify our Board, we are also seeking shareholder approval of the amendment of our Current Articles to further improve the quality of our corporate governance by reducing certain voting requirements. Our Current Article 10 requires the affirmative vote of the holders of at least 80% in voting power of the then outstanding shares of our common stock entitled to vote, voting together as a single class, for shareholders to approve any merger or consolidation of the Company with or into any other corporation; any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of capital stock of the Company pursuant to a vote of shareholders; any sale, lease, exchange, or other transfer of all, or substantially all, of the assets of the Company to any other corporation, person, or entity; or any transaction similar to, or have similar effect as, any of the foregoing transactions (together, the “supermajority voting requirements”). Our Current Article 13 also requires the affirmative vote of the holders of at least 66.67% in voting power of the then outstanding shares of our common stock entitled to vote, voting together as a single class, for shareholders to amend, alter, change, or repeal the Bylaws of the Company. We are seeking shareholder approval to eliminate these supermajority voting requirements from our Current Articles and to replace such requirements with a majority voting standard. The text of the Proposed Articles is attached as Appendix A to this proxy statement and incorporated herein by reference.

If this proposal is approved by our shareholders, the voting standard for shareholder approval of any future amendments to the Proposed Articles or our bylaws, and for shareholders to remove directors, would be by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock entitled to vote thereon, voting together as a single class, which is the default voting standard under North Dakota law. Our Board will retain the right to amend, alter, change, or repeal any provision of our articles of incorporation and bylaws without seeking approval of our shareholders, where permitted by North Dakota law.

If this proposal is approved by our shareholders, this proposal would also enact certain immaterial changes by eliminating from our Current Articles 12 and 16 certain language to comport with the elimination of the supermajority voting requirements described above.

This proposal is a result of our Board’s ongoing review of our corporate governance policies. Our Board believes that it is in the best interests of our Company and our shareholders to eliminate the supermajority voting requirements in order to further enhance shareholder input, feedback, and engagement through the annual shareholder meeting process. Accordingly, our Board has approved and unanimously recommends a vote “FOR” the approval of the Proposed Articles.

Approval of Proposal 6 requires “FOR” votes from the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Approval of Proposal 6 is also conditioned on the approval of Proposals 5 and 7. If either Proposal 5 or Proposal 7 is not approved, our Board will not implement Proposal 6, even if it is approved by the requisite vote of our shareholders.

If Proposals 5, 6, and 7 are approved by the requisite number of our shareholders, we expect to file the Proposed Articles with the Secretary of State of the State of North Dakota following the 2023 Annual Meeting, which Proposed Articles will become effective at the time of filing.

Notwithstanding the foregoing, at any time prior to the effectiveness of the filing of the Proposed Articles with the Secretary of State of the State of North Dakota, our Board reserves the right to abandon the Proposed Articles and not to file the Proposed Articles, even if the Proposed Articles are approved by our shareholders, if our Board, in its discretion, determines that the Proposed Articles are no longer in the best interests of our Company or our shareholders.

If any of Proposal 5, 6, or 7 is not approved by the requisite vote of our shareholders, then the Proposed Articles will not be filed with the Secretary of State of the State of North Dakota and our Current Articles will remain in place and the current supermajority voting requirements will continue.

Proposal 7: Approval of Amendment of our Articles of Incorporation to Eliminate the Prohibition on Shareholders Calling Special Meetings

Our Board recommends a vote FOR this proposal 7.

In addition to the proposed amendment to our Current Articles to declassify our Board and eliminate supermajority voting requirements, we are also seeking shareholder approval of the amendment of our Current Articles to further improve the quality of our corporate governance by eliminating the prohibition on shareholders calling for special meetings of shareholders. Our Current Articles allows that a special meeting of shareholders may only be called by the Company’s Chief Executive Officer, the Executive Committee of the Board, or two-thirds members of the Board. The Board recognizes that some shareholders feel the right of shareholders to call a special meeting is an important corporate governance practice. As part of the Board’s ongoing review of our corporate governance practices, the Board has determined that it is in the best interests of the Company and its shareholders that the Current Articles’ prohibition on shareholders calling special meetings be eliminated.

The Board believes that special meetings should be extraordinary events, held only if a significant number of shareholders agree that a special meeting is necessary to discuss critical issues. In consideration of this amendment, the Board considered the disruption that special meetings cause and the substantial costs they entail. Specifically, the Board, management, and employees would be required to devote a significant amount of time and attention to preparing for a special meeting, which would distract them from their primary focus of managing the business for the long-term benefit of our shareholders. In addition, with each special meeting, we must incur significant expenses in order to prepare the disclosures required for such meeting, print and distribute materials, solicit proxies, and tabulate votes. Therefore, the Board believes that, although a significant number of shareholders should have the right to call a special meeting, it is important that such right is exercised in accordance with terms and conditions that balance the foregoing considerations and establish an orderly and consistent process that provides fairness and transparency. The proposed amendment would provide special meetings may be called by shareholders in accordance with the North Dakota Business Corporation Act (“BCA”) and the Bylaws of the Company.

BCA 10-19.1-72 provides that special meetings of shareholders may be called for any purpose or purposes at any time, by (a) the Company’s President, (b) two or more directors, or (c) a shareholder or shareholders holding ten percent or more or the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by twenty-five percent or more of the voting power of all shares entitled to vote. If this proposal is approved, the Company’s Bylaws will be amended and restated by the Board to be consistent with this provision of the BCA.

We are seeking shareholder approval to eliminate this prohibition from our Current Articles and to allow special meetings to be called in accordance with the North Dakota Business Corporation Act and the Bylaws of the Company. The text of the Proposed Articles is attached as Appendix A to this proxy statement and incorporated herein by reference.

If this proposal is approved by our shareholders, a shareholder, or a group of shareholders, holding at least 10% of the outstanding shares of our common stock, may call a special meeting. Our Board will retain the right to amend, alter, change, or repeal any provision of our articles of incorporation and bylaws without seeking approval of our shareholders, where permitted by North Dakota law.

This proposal is a result of our Board’s ongoing review of our corporate governance policies. Our Board believes that it is in the best interests of our Company and our shareholders to eliminate the prohibition against shareholders calling special meetings in order to further enhance shareholder input, feedback, and engagement through the special meeting process. Accordingly, our Board has approved and unanimously recommends a vote “FOR” the approval of the Proposed Articles.

Approval of Proposal 7 requires “FOR” votes from the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Approval of Proposal 7 is also conditioned on the approval of Proposals 5 and 6. If either Proposal 5 or Proposal 6 is not approved, our Board will not implement Proposal 7, even if it is approved by the requisite vote of our shareholders.

If Proposals 5, 6, and 7 are approved by the requisite number of our shareholders, we expect to file the Proposed Articles with the Secretary of State of the State of North Dakota following the 2023 Annual Meeting, which Proposed Articles will become effective at the time of filing.

Notwithstanding the foregoing, at any time prior to the effectiveness of the filing of the Proposed Articles with the Secretary of State of the State of North Dakota, our Board reserves the right to abandon the Proposed Articles and not to file the Proposed Articles, even if the Proposed Articles are approved by our shareholders, if our Board, in its discretion, determines that the Proposed Articles are no longer in the best interests of our Company or our shareholders.

If any of Proposal 5, 6, or 7 is not approved by the requisite vote of our shareholders, then the Proposed Articles will not be filed with the Secretary of State of the State of North Dakota and our Current Articles will remain in place and the prohibition of our shareholders to call special meetings will continue.

CORPORATE GOVERNANCE

The Board of Directors of NI Holdings, Inc. has adopted a framework of good corporate governance practices to provide guidance to the Board and management to pursue our strategic objectives for the benefit of our shareholders. This framework includes the role of our Board, director independence standards and selection considerations, Board structure and functions, and other governance policies. Our Board has adopted written charters for its standing committees (the Audit Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee). The Board reviews the corporate governance guidelines annually and recommends changes as warranted. The corporate governance guidelines and the committee charters are available on the Company’s website at www.niholdingsinc.com.

Our Board has adopted and is responsible for overseeing compliance with the Code of Ethics and Business Conduct that applies to all of our employees, officers, and directors, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics and Business Conduct for employees, executive officers, or directors. The Code of Ethics and Business Conduct, any amendments, and any waivers of its requirements, are available on our website at www.niholdingsinc.com.

Board of Directors and its Committees

The current composition of the Board of Directors and its committees is presented below. If Proposal 5 is approved, then all directors will be up for election at the 2024 Annual Meeting and every year thereafter.

Name	Age at May 23, 2023	Director Since(1)	Audit Committee	Compensation Committee	Executive Committee	Nominating & Corporate Governance Committee	Independent?
Class I directors whose terms expire at the 2023 Annual Meeting
Michael J. Alexander President and CEO	57	2016	—	—	—	—	No
Jeffrey R. Missling	52	2016	—	—	—	—	No

Class II directors whose terms expire at the 2024 Annual Meeting
William R. Devlin	75	2003	—	—	member	Chair	Yes
Duaine C. Espegard	79	2003	member	—	Chair	—	Yes
Prakash Mathew	74	2023	—	—	member	member	Yes

Class III directors whose terms expire at the 2025 Annual Meeting
Eric K. Aasmundstad	64	1997	member	Chair	member	member	Yes
Cindy L. Launer	51	2019	member, Financial Expert	member	—	—	Yes
Stephen V. Marlow	67	2016	Chair, Financial Expert	member	—	—	Yes

Role of the Board and Management

The Company’s business is conducted by its executive officers and other employees, under the direction of the chief executive officer and the oversight of the Board, to enhance the long-term value of the Company for its shareholders. The members of the Board are elected by the shareholders to oversee management and to ensure that the long-term interests of the Company and the shareholders are being served. Each director is expected to perform as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the Company. Both the Board and management recognize that the long-term interests of the Company and its shareholders are advanced by responsibly addressing the concerns of other interested parties, including employees, prospective employees, customers, agents, vendors, government representatives, the communities in which the Company operates, and the public at large.

Director Independence

The NASDAQ Listing Rules require a majority of a listed company’s Board of Directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

In order to determine which of our directors are independent, we have elected to utilize the standards for independence established under the NASDAQ listing standards. Under these standards, an independent director is a person other than an executive officer or employee of NI Holdings, Inc. or one of its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons will not be considered independent:

a)      a director who is, or at any time during the past three years was, employed by us;

b)      a director who accepted, or who has a spouse, parent, child, or sibling, whether by blood, marriage, or adoption, or any other person who resides in his home, hereinafter referred to as a “Family Member”, who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (other than compensation for board or board committee service; compensation paid to a Family Member who is an employee (other than an executive officer) of NI Holdings, Inc. or one of its subsidiaries; or benefits under a tax qualified retirement plan, or non-discretionary compensation);

c)      a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

d)      a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (excluding payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs);

e)      a director of NI Holdings, Inc. who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the Compensation Committee of such other entity; or

f)      a director who is, or has a Family Member who is, a current partner of our independent registered public accounting firm, or was a partner or employee of the independent registered public accounting firm of NI Holdings, Inc. who worked on our audit at any time during any of the past three years.

Under these criteria, all directors except Michael J. Alexander and Jeffery R. Missling are independent. North Dakota insurance law requires that one-third of the members of each committee of the board be independent, except for the Audit, Nominating and Corporate Governance, and Compensation Committees, which may only include independent directors.

Board Diversity

Our Board of Directors seeks members from diverse professional backgrounds who bring to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the Board is of the view that the composition of our Board, as a whole, should reflect a mix of skills and expertise that are appropriate for our Company given our circumstances and that, collectively, enables our Board to perform its oversight function effectively. Our Board does not have a formal policy with respect to diversity and inclusion. Diversity of experience, expertise, and viewpoints is one of many factors the Nominating and Corporate Governance Committee considers when recommending director nominees to our Board. Nominees are not discriminated against on the basis of race, religion, national origin, gender, sexual orientation, disability, or any other basis proscribed by law.

We believe that the current composition of our Board reflects diversity in professional background and experience. The table below provides additional diversity information regarding our Board as of April 3, 2023. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix (as of April 3, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Board Leadership Structure

Under our current circumstances, our Board currently believes that it is in the best interests of the Company and our shareholders to have a person other than our Chief Executive Officer serve as Chair of our Board. We believe that separating these roles at this time provides the appropriate balance between strategy development, flow of information between management and the Board, and oversight of management. We also believe that this structure provides guidance for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. The Board has the discretion to modify this approach as circumstances change. Mr. Aasmundstad currently serves as Chair of our Board. The four standing committees of the Board are also chaired by independent non-employee directors.

Executive Sessions of Non-Employee Directors

The quarterly Board meetings and committee meetings are attended by members of the Board and the respective committees, as well as selected officers and employees of the Company. To encourage and enhance communication among non-employee directors, and as required under applicable NASDAQ rules, our corporate governance guidelines provide that the non-employee, independent directors will meet in executive sessions without management directors or company management on a quarterly basis.

Board Access to Management

Non-employee directors have full and free access to any officer, manager, or employee of the Company in person, by email, or by telephone.

Shareholder Communications with our Board

Shareholders seeking to communicate with our Board must submit their written comments to our Corporate Secretary, NI Holdings, Inc., 1101 First Avenue North, Fargo, ND 58102. The Corporate Secretary will forward such communications to each member of our Board, except in cases where, in the opinion of our Corporate Secretary, it would be inappropriate to send a particular shareholder communication to a specific director, in which cases such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Board Access to Independent Advisors

The Board and its committees have the authority any time to retain outside accounting, financial, compensation, recruiting, legal, or other advisors, and the Company will provide appropriate funding, as determined by the Board or any committee, to compensate such independent outside advisors, as well as to cover the ordinary administrative expenses incurred by the Board and its committees in carrying out its duties.

Compensation of the Board

The Compensation Committee has the responsibility for reviewing and approving compensation and benefits for non-employee directors. In discharging this responsibility, the committee considers the performance of the Company, shareholder returns, alignment of director interests with long term shareholder interests, the amount of time and work required of directors, the compensation paid to directors at other comparable companies, and the maintenance of director independence as well as the appearance of director independence. The committee monitors the possibility of any indirect forms of compensation to directors, including significant charitable contributions to organizations with which a director might be affiliated or by which a director might be compensated.

Annual Evaluations

The Board of Directors annually considers conducting an evaluation to determine if it and its committees are functioning effectively. Likewise, each board committee annually considers conducting a self-evaluation to determine if it is functioning effectively.

Committees of the Board of Directors

Although we would qualify as a “controlled company” under the NASDAQ Stock Market listing rules because Nodak Mutual Group, Inc. owns over 50% of our outstanding common stock, we do not intend to rely on the exemptions from certain of the corporate governance rules for NASDAQ listed companies. Our Board has established an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance. The responsibilities of each of these committees are described below. Our Board may establish other committees to facilitate the management of our business. Copies of the charters of these committees are available on the Company website www.niholdingsinc.com.

Audit Committee

The Audit Committee is responsible for assisting the Board in monitoring the integrity of the financial statements, and monitoring all aspects of the Company’s financial reporting requirements. In addition, the Audit Committee:

a)      is responsible for the selection, retention, oversight, and termination of our independent registered public accounting firm;

b)      approves the non-audit services provided by our independent registered public accounting firm;

c)      reviews the results and scope of the audit and other services provided by our independent registered public accounting firm;

d)      approves the cost of the annual audits;

e)      establishes procedures to facilitate the receipt, retention, and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;

f)      establishes procedures to facilitate the receipt, retention, and treatment of confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters by Company employees;

g)      reviews and approves all related party transactions raising potential conflicts of interest;

h)      reviews the annual consolidated financial statements and the results of the audit with management and our independent registered public accounting firm;

i)       reviews with management and our independent registered public accounting firm the adequacy of our system of internal control over financial reporting, including its effectiveness at achieving compliance with any applicable laws or regulations;

j)       reviews with management and our independent registered public accounting firm the significant recommendations made by our independent registered public accounting firm with respect to changes in accounting procedures and internal control over financials reporting;

k)      reviews with management the risks of the Company as part of the Enterprise Risk Management process; and

l)       reports to the Board of Directors on the results of its review and makes such recommendations as it may deem appropriate.

The Audit Committee is chaired by Mr. Marlow. Our Board has determined that Mr. Marlow and Ms. Launer are each considered an “audit committee financial expert” within the meaning of SEC regulations. Under the independence criteria utilized by the NASDAQ listing rules, the Audit Committee members must meet additional criteria to be deemed independent. An Audit Committee member may not, other than in his or her capacity as a member of the Committee, the Board of Directors, or any other Board of Directors’ committee (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from NI Holdings, Inc. other than the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with NI Holdings, Inc. (provided such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of NI Holdings, Inc. as defined in Exchange Act Rule 10A-3(e)(1). All of the directors on the Audit Committee are independent under these criteria.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of the Company’s directors and executive officers. In addition, the Compensation Committee:

a)      reviews, evaluates, and approves the compensation and benefit plans and policies of Company employees, including its executive officers;

b)      reviews, evaluates, and approves the compensation for our directors;

c)      grants stock options and restricted stock awards to employees, executive officers, and directors under our approved Stock and Incentive Plan; and

d)      makes recommendations to our Board of Directors regarding these matters.

All of the directors on the Compensation Committee are independent under the criteria established under the NASDAQ listing standards. All of the directors are “non-employee directors”, as required under the Exchange Act.

Compensation Committee Interlocks and Insider Participation — The Compensation Committee of our Board of Directors does not include any current or former executive officers or current employees of NI Holdings, Inc. None of our executive officers currently serves, or during 2022 has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of such committee, the entire board of directors) of any entity that has one or more executive officers serving on the Compensation Committee or our Board.

Executive Committee

The Executive Committee is responsible for assisting the Board in monitoring the Company’s investments and reinsurance programs. In addition, the Executive Committee:

a)      reviews with senior management the reinsurance structure of the Company;

b)      reviews and approves the investment policy for the Company and approves quarterly and annual investment activity; and

c)      with the assistance of senior management, hires and/or terminates investment advisors.

All of the directors on the Executive Committee are independent as defined under the NASDAQ listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and overseeing corporate governance of the Company. In addition, the Nominating and Corporate Governance Committee:

a)      makes independent recommendations to the Board of Directors as to best practices for Board governance and evaluation of Board performance;

b)      produces a Code of Ethics and submits it for Board approval, and periodically reviews the Code of Ethics for necessary revisions;

c)      identifies suitable candidates for Board membership, and in such capacity considers any nominees recommended by shareholders;

d)      proposes to the Board a slate of directors for election by the shareholders at each Annual Meeting of Shareholders; and

e)      proposes candidates to fill vacancies on the Board based on qualifications it determines to be appropriate.

All of the directors on the Nominating and Corporate Governance Committee are independent as defined under the NASDAQ listing standards.

Board and Committee Meetings and Attendance

Our Board is responsible for the oversight of our Company’s management and strategy and for establishing corporate policies. Our Board and its committees typically meet quarterly and also hold special meetings and act by written consent from time to time.

The Board of Directors typically meets quarterly, with additional meetings as necessary, to review and discuss the performance of the Company, the Company’s plans and initiatives, and any immediate issues facing the Company. Directors are expected to attend all Board meetings, with only occasional absences, and to prepare for the meetings by reading any materials presented to them in advance of the meetings. Directors are expected to participate fully in the activities of any Board committees to which they belong and likewise to attend all committee meetings, with only occasional absences, and to prepare for the committee meetings by reading any materials presented to them in advance of the meetings.

In addition to its general oversight of management, the Board of Directors also performs a number of specific functions, including:

a)      selecting, evaluating, and compensating the chief executive officer and overseeing succession planning for the chief executive officer;

b)      providing counsel and oversight on the selection, evaluation, development, and compensation of executive officers;

c)      reviewing, monitoring, providing counsel, and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

d)      assessing major risks facing the Company and reviewing options for their mitigation; and

e)      ensuring processes are in place for maintaining the integrity of the Company through (i) its financial statements, (ii) compliance with law and ethics, (iii) relationships with customers, vendors, and agents, and (iv) relationships with other interested parties.

During 2022, our Board met 8 times, the Audit Committee met 8 times, the Compensation Committee met 4 times, the Executive Committee met 4 times, and the Nominating and Corporate Governance Committee met 5 times. During 2022, each of our directors attended at least 96% of the aggregate number of meetings of our Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.

Our Board has a policy of encouraging director attendance at our Annual Meetings of Shareholders, but attendance is not mandatory. The 2022 Annual Meeting was attended by all seven directors serving at the time.

Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through the Audit Committee of our Board. In addition, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including adopting guidelines and policies to govern the process by which risk assessment and management is undertaken. Management provides quarterly updates on Enterprise Risk Management to the Audit Committee, including information on IT security, audits, and cyber analytics. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Environmental, Social, and Governance

We are committed to addressing the environmental, social, and governance issues facing today’s society, and we published our second annual Environmental, Social, and Governance Report in 2022. We encourage you to review our Environmental, Social, and Governance Report on our website at www.niholdingsinc.com. The report provides a high-level overview on our approach to and initiatives around these matters. These initiatives include evaluating investment recommendations using ESG considerations, promoting health and safety issues with our employees, adopting additional work-at-home options to reduce greenhouse gas emissions, upgrading our offices and business practices to reduce our environmental impacts, and continuing our commitments to community involvement and educational organizations through employee volunteerism and corporate sponsorships. The report is not incorporated by reference herein and is not part of this Proxy Statement.

Nominations to the Board of Directors

Our Nominating and Corporate Governance Committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our Board’s ability to work as a collective body, while providing us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, our Nominating and Corporate Governance Committee recommends to our Board the re-nomination of incumbent directors for election who continue to satisfy our Nominating and Corporate Governance Committee’s criteria for membership on our Board, whom our Nominating and Corporate Governance Committee believes continue to make important contributions to our Board, and who consent to continue their service on our Board. Consistent with this policy, in considering candidates for election at our Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who consent to continue their service on our Board. If our Nominating and Corporate Governance Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of our Board as a whole and why in our Nominating and Corporate Governance Committee’s view the incumbent should not be re-nominated, the Nominating and Corporate Governance Committee will, absent special circumstances, propose the incumbent director for nomination by our Board for re-election at our Annual Meeting of Shareholders.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies a new nominee that meets the criteria below. The Nominating and Corporate Governance Committee may, in its sole discretion, solicit recommendations for nominees from persons that the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates. These persons may include members of our Board, including members of the Nominating and Corporate Governance Committee, and our management team. The Nominating and Corporate Governance Committee may, in its sole discretion, determine to engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the Nominating and Corporate Governance Committee will set its fees and scope of engagement. The Nominating and Corporate Governance Committee may, in its sole discretion, solicit the views of the Chief Executive Officer, other members of our senior management, and other members of our Board regarding the qualifications and suitability of candidates to be nominated as directors. The Nominating and Corporate Governance Committee may, in its sole discretion, designate one or more of its members (or the entire Nominating and Corporate Governance Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select a candidate who, in the view of the committee, is most suited for membership on our Board.

We have not received director candidate recommendations from our shareholders. We do, however, have a formal policy regarding consideration of such recommendations. In making its selection of director nominees, the Nominating and Corporate Governance Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates and in accordance with our Bylaws and as is otherwise required pursuant to the Exchange Act. However, the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the ownership by the recommending shareholder or shareholder group in our common stock. The Nominating and Corporate Governance Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an Annual Meeting of Shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

Under our Bylaws, shareholders wishing to suggest a candidate for director must write to our Corporate Secretary. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in our Proxy Statement for an upcoming Annual Meeting of Shareholders, the recommendation must be received by our Corporate Secretary at our principal executive offices in accordance with our procedures detailed in the section entitled “Shareholder Proposals and Director Nominations” in our latest proxy statement. Such submissions must state the nominee’s name and address, together with appropriate biographical information and background materials, and information with respect to the shareholder or group of shareholders making the recommendation, including the number of shares of common stock owned by such shareholder or group of shareholders, as well as other information required by our Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Director Qualifications

The Nominating and Corporate Governance Committee has adopted guidelines and procedures for identifying and evaluating candidates for director that provide for a fixed set of specific minimum qualifications for its candidates for membership on our Board. At a minimum, each director is expected to:

a)      understand our business and relevant industries in general;

b)      regularly attend meetings of our Board and of any committees on which the director serves;

c)      review in a timely fashion and understand materials circulated to our Board regarding us or our industry;

d)      participate in meetings and decision-making processes in an objective and constructive manner; and

e)      be reasonably available, upon request, to advise our officers and management.

The Nominating and Corporate Governance Committee will also consider factors such as the likelihood that he or she will be able to serve on our Board for a sustained period, experience as a director of a public company, and knowledge of relevant industries. While we do not have a formal diversity policy, due consideration will be given to our Board’s overall balance of diversity of skills, experiences, backgrounds, perspectives, race, ethnicity, gender, and other differentiating personal characteristics. The Board believes that this promotes inclusiveness, enhances the Board’s deliberations, and enables the Board to better represent the Company’s shareholders. The Nominating and Corporate Governance Committee further believes it is appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the NASDAQ Listing Rules. The Nominating and Corporate Governance Committee believes it is appropriate for our Chief Executive Officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed periodically by the Nominating and Corporate Governance Committee.

In evaluating director nominees, the Nominating and Corporate Governance Committee will consider, among other things, the following factors:

a)      the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

b)      if the candidate satisfies certain minimum qualifications and other criteria that we have set for membership on our Board;

c)      if the candidate possesses any of the specific qualities or skills that under the nominating and corporate governance policies must be possessed by one or more members of our Board;

d)      the contribution that the candidate can be expected to make to the overall functioning of our Board;

e)      the extent to which the membership of the candidate on our Board will promote diversity among the directors; and

f)      other factors such as independence under applicable NASDAQ Listing Rules, and relationships with our shareholders, competitors, customers, suppliers, or other parties with a relationship to the Company.

Director Biographies

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a group, can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of background and experience in various areas. To that end, the Committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities deemed critical to effective functioning of our Board.

Set forth below is biographical information for the nominees and each director whose term of office will continue after the 2023 Annual Meeting.

Class I Nominees for Re-Election at the Annual Meeting

Michael J. Alexander.    Mr. Alexander, age 57, has been a director since 2016 when he joined the Board of Directors of Nodak Mutual Insurance Company. He currently serves as President and Chief Executive Officer of NI Holdings, Inc., as well as Nodak Mutual Group, Inc. Mr. Alexander is also President and Chief Executive Officer of Nodak Insurance Company, American West Insurance Company, Battle Creek Mutual Insurance Company, Primero Insurance Company, and Tri-State, LTD. Mr. Alexander is President of Nodak Agency, Inc. Mr. Alexander is Chief Executive Officer of Direct Auto Insurance Company and Westminster American Insurance Company. Mr. Alexander serves on the Board of Directors of all NI Holdings’ subsidiary companies.

Mr. Alexander joined Nodak Mutual Insurance Company as Senior Vice President of Underwriting in August 2003, was promoted to Chief Operating Officer in November 2004, and appointed Executive Vice President and Chief Executive Officer in July 2005. Mr. Alexander’s title changed to President and Chief Executive Officer in connection with the conversion of Nodak Insurance Company from mutual to stock form and the creation of NI Holdings, Inc. in March 2017.

Prior to joining Nodak Insurance Company, Mr. Alexander was director of underwriting/customer service at MSI Insurance Companies. Mr. Alexander has over 30 years of experience in the property and casualty insurance industry. Mr. Alexander graduated from Earlham College with a Bachelor of Arts degree in mathematics and earned a Master of Arts degree in actuarial science from Ball State University.

Mr. Alexander is a member of the NI Holdings, Inc., Nodak Insurance Company, and affiliated insurance companies’ Boards of Directors. In addition, he is a member of the FBL Advisory Committee and a past member of the NAMIC Board of Directors.

We believe that Mr. Alexander’s extensive experience in the insurance industry and his 18 years of experience as the chief executive officer of Nodak Insurance Company, and its predecessor, qualify him to serve as a director.

Jeffrey R. Missling.    Mr. Missling, age 52, has been a director since 2016 when he joined the Board of Directors of Nodak Mutual Insurance Company. He has served as the Executive Vice President of the North Dakota Farm Bureau since 2005.

Mr. Missling grew up on a diversified crop and livestock farm and has worked with farmers and ranchers his entire life, having been employed by agriculture-related entities such as Rhone Poulenc Ag Company, Cargill, the University of Minnesota Extension Service, and the Minnesota Farm Bureau Federation. Mr. Missling holds a bachelor’s degree in Agricultural Business Management from South Dakota State University and a master’s degree in International Management from the University of Maryland.

Mr. Missling is a past member of the Minneapolis Federal Reserve Bank’s Advisory Council on Agriculture.

We believe that Mr. Missling’s experience in providing services to the agricultural industry and his management experience qualifies him to serve as a non-executive director.

Class II Directors Continuing in Office Until the 2024 Annual Meeting of Shareholders

William R. Devlin.    Mr. Devlin, age 75, has been a director since 2003 when he joined the Board of Directors of Nodak Mutual Insurance Company. He currently serves as Vice Chairperson of Nodak Mutual Group, Inc. Mr. Devlin has served on the Board of Directors of NI Holdings, Inc. since its creation in March 2017. Mr. Devlin serves on the Board of Directors of Nodak Insurance Company, American West Insurance Company, and Battle Creek Mutual Insurance Company. Mr. Devlin is also Chair of the Nominating and Corporate Governance Committee.

Prior to the conversion of the mutual insurance company to a stock company and the creation of the mutual holding company, Mr. Devlin served on the Board of Directors of Nodak Mutual Insurance Company from 2003 to 2017, and held the position of Vice President from 2008 to 2017.

Mr. Devlin served as a state legislator in the North Dakota House of Representatives for 22 years, including a term as Speaker. Mr. Devlin has been in public service for 35 years, with 13 years as Steele County Commissioner and 22 years as a North Dakota state legislator. During those years of public service, Mr. Devlin has served as chairman and vice-chairman of legislative committees at the state and national levels.

Mr. Devlin has extensive private business experience in the printing and publishing areas. Mr. Devlin has been a chief executive officer of three family-owned newspaper corporations in North Dakota and Minnesota for over thirty years. Mr. Devlin has served as state president of the North Dakota Newspaper Association and the Society of Professional Journalists, and was a board member of the North Dakota Newspaper Foundation.

We believe that Mr. Devlin’s experience as a state legislator and the chief executive officer of a local newspaper provides him with insight into the markets served by NI Holdings, Inc. and qualifies him to serve as an independent, non-executive director.

Duaine C. Espegard.    Mr. Espegard, age 79, has been a director since 2003 when he joined the Board of Directors of Nodak Mutual Insurance Company. He currently serves on the Nodak Mutual Group, Inc. Board of Directors. Mr. Espegard has served on the Board of Directors of NI Holdings, Inc. since its creation in March 2017. Mr. Espegard serves on the Board of Directors of Nodak Insurance Company, American West Insurance Company, and Battle Creek Mutual Insurance Company. Mr. Espegard is also Chair of the Executive Committee.

Prior to the conversion of the mutual insurance company to a stock company and the creation of the mutual holding company, Mr. Espegard served on the Board of Directors of Nodak Mutual Insurance Company from 2003 to 2017. Mr. Espegard previously served as Chair of the Investment Committee from 2003 to 2012, and Chair of the Audit Committee from 2012 to 2017.

Mr. Espegard has acted as a consultant to financial institutions since his retirement in 2001. Prior to his retirement, Mr. Espegard served as the Chief Executive Officer of Bremer Bank for over 25 years and has nearly 50 years of experience in the banking industry. Mr. Espegard holds a business associates degree from Aakers Business College in Grand Forks, North Dakota and attended the Graduate School of Banking at the University of Wisconsin.

We believe that Mr. Espegard’s experience in banking and management qualifies him to serve as an independent, non-executive director.

Prakash Mathew.    Mr. Mathew, age 74, has served on the Board of Directors of NI Holdings, Inc. since his appointment in February 2023.

Prior to his retirement in 2014, Mr. Mathew was employed by North Dakota State University (“NDSU”) from 1976 until 1990 and again from 1994 to 2014. He served in various roles, including Dean of Student Life, Vice President for Student Affairs, and Interim Athletic Director, with financial responsibilities increasing to multi-million dollar budgets. During 2016, he consulted for the President of North Dakota State College of Science to recommend changes for this newly created division within the university. He was also employed by Mankato State University as Director of Residential Life from 1990 to 1994.

Mr. Mathew graduated from the University of Allahabad, India, with a Bachelor of Science degree in Agriculture and Rural Sociology, and earned a Master of Science in Education with Majors in Counseling and Guidance from North Dakota State University.

Mr. Mathew is affiliated with the National Association of Student Personnel Administrators (“NASPA”), and was a member of the National Board of Directors from 2004 to 2006. He has also been affiliated with the Association of College and University Housing Officers International, the National Association of State Universities and Land-Grant Colleges, and other collegiate associations. During his time at NDSU, Mr. Mathew participated in numerous committees and teams, including the President’s Cabinet, President’s Council, NCAA Athletic Certification Committee, and staffing search committees.

Mr. Mathew has presented at or participated in over 50 conferences throughout his professional career. He has provided keynote addresses on topics such as leadership and influence.

Mr. Mathew served on the Board of Directors for Thrivent Financial, Northland Region, from 2014 to January 2023. He was on the Board of Directors of the Fargo Public Library from 2000 to 2007, including President from 2006 to 2007.

We believe that Mr. Mathew’s academic background, leadership experience, and involvement in the local community qualifies him to serve as an independent, non-executive director. Mr. Mathew was recommended to the Board by Mr. Alexander.

Class III Directors Continuing in Office Until the 2025 Annual Meeting of Shareholders

Eric K. Aasmundstad.    Mr. Aasmundstad, age 64, has been a director since 1997 when he joined the Board of Directors of Nodak Mutual Insurance Company. He currently serves as Chairperson of the Nodak Mutual Group, Inc. Board of Directors, as well as Chairperson of the Board of Directors of Nodak Insurance Company, American West Insurance Company, and Battle Creek Mutual Insurance Company. Mr. Aasmundstad has served as Chairperson on the Board of Directors of NI Holdings, Inc. since its creation in March 2017. Mr. Aasmundstad is also Chair of the Compensation Committee.

Prior to the conversion of the mutual insurance company to a stock company and the creation of the mutual holding company, Mr. Aasmundstad served on the Board of Directors of Nodak Mutual Insurance Company from 1997 to 2017, and held the position of President of Nodak Mutual Insurance Company from 2008 to 2017.

A graduate of North Dakota State University with a degree in engineering, Mr. Aasmundstad farms approximately 4,000 acres and operated a custom harvesting business until 2012. Mr. Aasmundstad has also owned a metalworking business since 2010.

Mr. Aasmundstad served as President of the North Dakota Farm Bureau from 1999 through 2011. During his tenure as President of the North Dakota Farm Bureau, Mr. Aasmundstad served on the Board of Directors of American Agricultural Insurance Company, Inc., which provides reinsurance to Farm Bureau insurance companies and other independent insurers. Mr. Aasmundstad also served as a director for Farm Bureau Life Insurance Company (headquartered in Des Moines, Iowa) and American Farm Bureau Insurance Services.

We believe that Mr. Aasmundstad’s 24 years of experience as a director of Nodak Mutual Insurance Company, his experience as a full time farmer, his 38 years’ experience as a successful independent businessman, and his experience as a past director of American Agricultural Insurance Company, Inc. qualify him to serve as an independent, non-executive director.

Cindy L. Launer.    Ms. Launer, age 51, has served on the Board of Directors of NI Holdings, Inc. since her appointment in November 2019. Ms. Launer serves on the Board of Directors of Nodak Insurance Company and American West Insurance Company.

Ms. Launer was employed by American International Group from April 2007 until her retirement in June 2018. At AIG, she served in various roles including financial planning and analysis, capital projects, financial communications, Chief of Staff to the CEO, and finally Chief Operating Officer of the AIG commercial insurance business. Prior to joining AIG, she held progressive audit, finance, investor relations, and chief of staff roles at MetLife and Deloitte & Touche LLP.

Ms. Launer graduated from Florida Southern College with a Bachelor of Science degree in Finance and Marketing, and earned her Bachelor of Science degree in Accounting from International College.

We believe that Ms. Launer’s extensive experience in the insurance industry qualifies her to serve as an independent, non-executive director.

Stephen V. Marlow.    Mr. Marlow, age 67, has been a director since 2016 when he joined the Board of Directors of Nodak Mutual Insurance Company. He currently serves on the Nodak Mutual Group, Inc. Board of Directors. Mr. Marlow has served on the Board of Directors of NI Holdings, Inc. since its creation in March 2017. Mr. Marlow serves on the Board of Directors of Nodak Insurance Company, American West Insurance Company, and Battle Creek Mutual Insurance Company. Mr. Marlow is also Chair of the Audit Committee.

In February 2023, Mr. Marlow became a member of the Board of Directors of Homesteaders Life Company, a mutual life insurance company specializing in pre-need products, located in West Des Moines, IA. Mr. Marlow serves on its Audit Committee and Investment Committee.

Mr. Marlow was employed by Ernst and Young LLP in various roles, including audit partner, from August 1978 to September 2011. Throughout his Ernst and Young career, Mr. Marlow worked extensively in the insurance and mutual fund industries. While in public accounting, Mr. Marlow worked with both public and non-public insurance companies, participated in several public offerings, and assisted several insurance companies with the adoption of Sarbanes-Oxley 404 requirements.

From October 2011 until his retirement in June 2016, Mr. Marlow was employed by Care Initiatives as Vice President and Chief Financial Officer. During his time at Care Initiatives, Mr. Marlow served on the Board of Directors of Iowa Indemnity Company, Ltd., a captive insurance company and subsidiary of Care Initiatives. Mr. Marlow also worked extensively with its Compensation Committee and Audit Committee.

While at Care Initiatives, Mr. Marlow served on the Board of Directors of Iowa Health Care Association (“IHCA”), a non-profit trade association supporting the nursing home and related industries in Iowa. Mr. Marlow also served on several committees and was a board member of ESCI, a direct subsidiary of IHCA. Mr. Marlow was a member of the Management Committee of the American Health Care Association (a non-profit trade association) from 2014 to 2016. From July 2017 to June 2019, Mr. Marlow served on the Board of Directors, and various committees, of Employee & Family Resources (a non-profit organization based in Des Moines, IA). Mr. Marlow remains active with the Iowa Society of Certified Public Accountants, serving on several committees and other roles since his term on the Board of Directors of that organization expired in 2008.

Mr. Marlow graduated from the University of Northern Iowa with a bachelor’s degree in accounting and is a Certified Public Accountant.

We believe that Mr. Marlow’s experience as a Certified Public Accountant at an international accounting firm and as an audit partner serving both public and non-public insurance companies qualifies him as an Audit Committee financial expert and to serve as an independent, non-executive director.

DIRECTOR COMPENSATION

Members of our Board who are not employees or officers of our Company receive compensation for their services. The Compensation Committee reviews the total compensation of our non-employee directors annually. At the direction of the Compensation Committee, Meridian Compensation Partners, LLC (“Meridian”) periodically analyzes the competitive position of our non-employee director compensation policy.

The following table sets forth cash and other compensation earned by the non-employee members of the Board for all services in all capacities during the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Eric K. Aasmundstad	74,000	51,212	—	125,212
William R. Devlin	74,000	51,212	—	125,212
Duaine C. Espegard	74,000	51,212	—	125,212
Cindy L. Launer	70,000	51,212	—	121,212
Stephen V. Marlow	74,000	51,212	—	125,212
Jeffrey R. Missling	50,000	51,212	—	101,212

____________

(1)      As of December 31, 2022, each non-employee director had 3,100 restricted stock units outstanding. The grant date fair value was $51,212, computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. These RSUs vest at the 2023 Annual Meeting, although one of the directors has elected to defer receipt of their shares until a later date. Estimated forfeitures are included in the determination of compensation costs.

Mr. Alexander, our President and CEO, did not receive compensation for his services as a director. The compensation received by Mr. Alexander as an employee is shown in the “Executive Compensation” section of this Proxy Statement. Mr. Mathew, who joined our Board in 2023, did not receive any compensation from the Company during 2022, but will participate in the same director compensation described below.

Narrative to the Director Compensation Table

Fees Earned or Paid in Cash

The Company provides for an annual retainer of $50,000 for non-employee directors for service on its Board and quarterly retainers of $5,000 for non-employee directors for service on the Board’s committees. Additional quarterly retainers of $1,000 each were paid in 2022 to directors serving as chairpersons of the Board’s committees (Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee).

Restricted Stock Unit Awards

In addition to cash compensation, the Company provides that each non-employee director will receive an annual award of restricted stock units (“RSUs”), with a targeted dollar value of $50,000. On the day following each annual meeting of our shareholders, each non-employee director then in office will receive an annual award of RSUs. All RSUs vest in full as of the date of the next annual meeting of shareholders.

The Company has adopted a Deferred Compensation Plan under which a select group of executives and non-employee directors may elect to defer receipt of shares payable for RSUs granted under the Company’s long-term incentive program. An eligible person may make a deferral election under this Plan no later than the last day of the plan year prior to the plan year in which such awards are granted.

During 2022, each non-employee director as listed in the Director Compensation Table received 3,100 RSUs with a grant-date fair value of $51,212 which will vest on May 23, 2023. One of the six non-employee directors elected to defer receipt of these vesting shares until a later date.

EXECUTIVE OFFICERS

Executive Biographies

The following is biographical information for our current executive officers as of the date of this Proxy Statement.

Name	Age at May 23, 2023	Position(s)
Michael J. Alexander	57	President and Chief Executive Officer
Seth C. Daggett	44	Executive Vice President, Treasurer and Chief Financial Officer
Patrick W. Duncan	56	Senior Vice President, Operations

Our Board chooses our executive officers, who then serve at our Board’s discretion. There are no family relationships among any of our directors or executive officers.

Michael J. Alexander.    Mr. Alexander’s biography is included under the heading “Director Biographies” set forth above.

Seth C. Daggett.    Mr. Daggett currently serves as Executive Vice President, Treasurer and Chief Financial Officer of NI Holdings, Inc., as well as Nodak Mutual Group, Inc. Mr. Daggett is also Executive Vice President, Treasurer and Chief Financial Officer of Nodak Insurance Company, American West Insurance Company, and Nodak Agency, Inc. Mr. Daggett is Treasurer and Chief Financial Officer of Battle Creek Mutual Insurance Company, Direct Auto Insurance Company, Primero Insurance Company, and Tri-State, LTD. Mr. Daggett is Executive Vice President, Treasurer of Westminster American Insurance Company.

Mr. Daggett joined NI Holdings, Inc. as Executive Vice President of Strategy in September 2019, and became Executive Vice President, Treasurer and Chief Financial Officer in May 2021.

Prior to joining NI Holdings, Inc., Mr. Daggett was chief financial officer and treasurer of RAM Mutual Insurance Company from August 2018 to August 2019. Mr. Daggett began his career as an external auditor at Deloitte, and joined Travelers Companies, Inc. in 2004 where he served as senior director of finance from 2008 to 2015.

Mr. Daggett has over 18 years of experience in the property/casualty insurance industry. Mr. Daggett graduated from the University of North Dakota with bachelor’s degrees in financial management and accounting, and is a certified public accountant.

Mr. Daggett serves on the Board of Directors of Direct Auto Insurance Company, Primero Insurance Company, and Westminster American Insurance Company.

Mr. Daggett served on the Board of Directors of the Minnesota Workers’ Compensation Insurers Association from 2017 to 2019.

Patrick W. Duncan.    Mr. Duncan joined Nodak Mutual Insurance Company in December 2005 as Vice President of Operations, where he was responsible for both the underwriting and claims processes. In March 2017, Nodak Mutual Insurance Company demutualized and became Nodak Insurance Company. At the same time, Nodak Mutual Group, Inc. and NI Holdings, Inc. were formally established. Mr. Duncan currently serves as Senior Vice President of Operations of NI Holdings, Inc.

Mr. Duncan began his insurance career with United Farm Family Mutual Insurance Company in 1989 where he held several management positions, including commercial underwriting, personal lines underwriting, property/casualty claims, farm, and crop insurance. In addition, he held the position of product manager farm/crop and commercial, overseeing a $110 million book of business. Mr. Duncan earned a Bachelor of Science degree in Actuarial Sciences from Indiana University.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation provided to our named executive officers (“NEOs”) for fiscal year 2022 is set forth in detail in the “Executive Compensation Tables” section of this Proxy Statement. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provided to our NEOs and other senior leadership for 2022. The following are our NEOs for fiscal year 2022:

•        Michael J. Alexander, our President and Chief Executive Officer;

•        Seth C. Daggett, our Executive Vice President, Treasurer and Chief Financial Officer;

•        Patrick W. Duncan, our Senior Vice President, Operations; and

•        Timothy J. Milius, our Vice President, Corporation Administration and Secretary (former Chief Accounting Officer).

Compensation Philosophy

The compensation programs established by the Compensation Committee of NI Holdings, Inc. are intended to encourage and reward performance that is consistent with top tier insurance organizations. As such, the compensation program for NEOs includes both short-term (defined as annual) and long-term (generally defined as three to five years) incentive programs that reward our NEOs for achievement of pre-established objectives. The compensation program is also designed to foster retention of key executives and enhance the alignment of executives’ interest with those of shareholders. Simply stated, our compensation philosophy is to attract, retain, and motivate our NEOs and other senior leadership throughout the organization.

In order to achieve the above, the Compensation Committee is tasked with establishing a compensation program that will provide us with the best opportunity to achieve the objectives we have set forth above. The Committee uses a combination of base salary, short-term bonus, and long-term equity-based incentives to achieve the objectives set forth in the compensation philosophy. The Committee also monitors the Company’s benefits packages to ensure competitiveness of these programs in the marketplace.

Our program has adopted the following practices, among others:

What We Do:	What We Do Not Do:

•   Pay Per Performance — We align the interests of our executives and shareholders through the use of performance-based annual cash incentive compensation, and service and performance-based long-term equity incentive compensation.

• Salary Increases & Bonus Payments — We do not provide for automatic salary increases, nor do we provide for guaranteed bonus payments.
• Double-Trigger Change in Control — A “change in control” by itself is not sufficient to trigger payments; it must also be accompanied by a qualifying termination.	• No Excise Tax Gross Ups — We do not provide for excise tax gross-up payments in the event of a change in control.

•   Annual Risk Assessment — We conduct an annual comprehensive risk analysis of our executive compensation program with our independent compensation consultant to ensure that our program does not encourage inappropriate risk-taking. We also annually review a calculation of the shareholder value transfer and “burn rate” resulting from equity grants to ensure they are not excessive.

•   Anti-Pledging & Anti-Hedging Policies — We maintain robust anti-pledging and anti-hedging policies, as well as an insider trading policy, that prohibits any short sale activities by our executives and directors.

What We Do:	What We Do Not Do:

•   Compensation Benchmarking — We compare our executives’ target total compensation to a peer group of similar insurance companies for market comparable data. We evaluate that peer group annually to ensure that it remains appropriate.

•   Executive Benefits/Perquisites — We do not maintain any defined benefit or supplemental retirement plan for our named executive officers that are not available to all employees. We do not provide excessive perquisites, or tax gross-up payments on perquisites for named executive officers.

• Independent Compensation Consultant — We engage an independent compensation consultant to review and provide recommendations regarding our executive compensation program.	• Long-Term Incentive Plan — Our long-term equity incentive plan prohibits repricing or buyouts of underwater options or stock appreciation rights without shareholder approval.
• Clawback Policy — We maintain a clawback policy with respect to performance-based compensation for our executives.

Primary Elements of Compensation

The Compensation Committee annually approves a balanced program that provides base salary, short-term bonus, and long-term incentives and is generally competitive with that of other publicly-traded insurance companies of similar size. In performing its responsibilities, the Committee has engaged Meridian to provide benchmark data.

The following provides additional insights to each of the components of the compensation program:

Component	Description	Primary Objectives
Base Salary	Fixed cash compensation

•   Attract, motivate, retain, and reward high-performing executives

•   Provide competitive fixed compensation considering the job responsibilities, individual performance, experience, expertise, and qualifications

Short-Term Incentive Plan (“STIP”)	Cash compensation tied mainly to achievement of pre-determined quantitative financial performance goals	• Promote short-term business objectives and growth
Stock-Based Incentive Plan

Annual equity awards consisting of:

•   40% time-based restricted stock units (“RSUs” that vest annually over a five-year period ·

•   60% performance-based share units (“PSUs”) that vest at the conclusion of a three-year performance period based on adjusted book value growth

•   Promote long-term value creation and growth strategies

•   Align executives’ and shareholders’ interests by encouraging maximization of shareholder value

•   Promote retention through a regular, periodic program of equity awards, which motivates performance and encourages long-term stock ownership

With respect to the compensation of the NEOs, the Committee reviews a range of benchmark data including targeted compensation and establishes target pay opportunities for its NEOs based on a variety of factors including individual performance, experience, company performance, and market competitive pay levels. The Company’s target compensation for its chief executive officer is generally split one-third base salary, one-third short-term bonus, and one-third long-term incentives.

Compensation Process

The Compensation Committee, with analyses and advice from Meridian, considers current compensation levels and benchmarking data of peer companies, individual and Company performance, future leadership potential, and succession planning, among other factors, in determining appropriate target compensation levels for our NEOs. The Committee does not use a formula to weight these factors, but instead uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of target compensation among our NEOs.

Consistent with our executive compensation philosophy, the Committee, in consultation with Meridian, establishes a benchmark peer group for compensation comparison purposes.

The Committee reviews, at least annually, the compensation peer group to confirm that it includes companies that are comparable to the Company on the basis of industry focus, scope of operations, size (based on revenues, assets, and/or market capitalization), and the competitive marketplace for talent (including other tangential, but related, industries). We use this data solely for informational purposes, and we do not make other pay decisions based on the market data alone.

In August 2021, the Committee approved a peer group to be used for benchmark data to inform 2022 pay decisions. The sixteen companies included in the approved peer group were:

AMERISAFE, Inc.	Atlantic American Corporation	Conifer Holdings, Inc.
Donegal Group, Inc.	Federated National Holding Company	First Acceptance Corporation
Hallmark Financial Services, Inc.	HCI Group, Inc.	Heritage Insurance Holdings, Inc.
Kingstone Companies, Inc.	Kinsale Capital Group, Inc.	Protective Insurance Corporation
Safety Insurance Group, Inc.	Trean Insurance Group, Inc.	United Fire Group, Inc.
Universal Insurance Holdings, Inc.

In August 2022, the Committee reviewed the compensation peer group that would be used for compensation decision-making for fiscal year 2023. Protective Insurance Corporation was acquired by another corporation and was removed as a peer group company. Palomar Holdings, Inc. was added as a peer group company.

AMERISAFE, Inc.	Atlantic American Corporation	Conifer Holdings, Inc.
Donegal Group, Inc.	Federated National Holding Company	First Acceptance Corporation
Hallmark Financial Services, Inc.	HCI Group, Inc.	Heritage Insurance Holdings, Inc.
Kingstone Companies, Inc.	Kinsale Capital Group, Inc.	Palomar Holdings, Inc.
Safety Insurance Group, Inc.	Trean Insurance Group, Inc.	United Fire Group, Inc.
Universal Insurance Holdings, Inc.

The Committee recognizes that certain companies in this group are larger than the Company, in some cases significantly so; nevertheless, they view this peer group as appropriate in light of the importance it ascribes to providing competitive compensation opportunities that are sufficient to attract and retain the talented executives needed to lead the Company.

Roles & Responsibilities in the Compensation Process

The Company’s compensation philosophy drives our decision-making process. Decisions about individual levels of each compensation element involve the participation of multiple parties, following a comprehensive, multi-step process. The key parties and their roles in the process are described below.

Role of the Compensation Committee

The Compensation Committee is appointed by our Board to assist it in fulfilling its oversight responsibility by overseeing all significant aspects of our compensation policies and programs, including:

•        Reviews and approves the compensation and annual performance objectives and goals of our executive officers;

•        Review, approve, and administer incentive-based and equity-based compensation plans in which our executive officers participate;

•        Evaluate risks created by our compensation policies and practices and consider any reasonably likely effect of such risks; and

•        Review and recommend to our Board new executive compensation programs.

Role of the Management

During 2022, our chief executive officer, with the Board, set our strategic direction and worked with the Committee to identify and set appropriate goals for executive officers (other than himself). He made recommendations to the Committee regarding the elements of compensation for each of our executive officers reporting to him, and also provided them with his evaluation of those officers during the prior year. He was assisted, as needed, by other members of management, for purposes of administering and implementing the compensation program.

Role of the Compensation Consultant

During 2022, the Committee engaged Meridian as its independent compensation consultant to advise them on executive compensation and related corporate governance matters. Meridian assisted the Committee in determining the compensation peer group, which is described in more detail above. Meridian also advised the Committee on competitive compensation practices and comparative market data, which the Committee considered in addressing and determining the appropriate levels of compensation for each NEO relative to the marketplace. At the Committee’s request, Meridian participated in person, or by teleconference or video conference at each meeting of the Committee. The services that Meridian provided to the Committee included:

•        advise on the Company’s compensation philosophy, strategy, and program;

•        provide advice and counsel on best practices in compensation and corporate governance;

•        provide and analyze competitive market compensation data and make recommendations, as appropriate; and

•        analyze the appropriateness of the compensation peer group.

Independence of the Compensation Consultant

Meridian did not provide other consulting services to the Company in 2022. In selecting Meridian as its compensation consultant, the Committee considered the independence of Meridian in accordance with the standards of the Nasdaq that are applicable to the Company, any applicable rules and regulations of the SEC, and other applicable laws relating to independence of advisors and consultants. The Committee concluded that no conflict of interest exists that would prevent Meridian from independently advising the Committee.

At the Committee’s request, members of Meridian meet with the Committee. Meridian also communicates with the Chair of the Committee, as well as with management (upon the prior authorization of the Committee Chair) outside of Committee meetings regarding matters related to the Committee’s responsibilities.

Compensation Elements

Base Salary

Base salary is the fixed element of an executive officer’s annual cash compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. The Committee reviews the base salary for each of our executive officers on an annual basis and considers the following factors in making its determinations:

•        the executive officer’s position;

•        responsibilities associated with that position;

•        experience, expertise, knowledge, and qualifications;

•        market factors;

•        the industry in which we operate and compete;

•        recruitment and retention considerations;

•        the executive officer’s individual compensation history;

•        internal equity among salary levels of the members of our executive team and similarly situated/comparable executives in our peer group; and

•        our overall compensation philosophy.

For 2022, the Committee reviewed and made recommendations on base salaries of our NEOs, and the Board approved the Committee’s recommendations in February 2022. The 2022 base salaries of our NEOs were as follows:

Named Executive Officer	2021 Base Salary	2022 Base Salary	% Change
Michael J. Alexander President and CEO	$824,000	$824,000	—
Seth C. Daggett EVP, Treasurer and Chief Financial Officer	$285,000	$310,000	8.8%
Patrick W. Duncan Senior Vice President, Operations	$285,000	$295,000	3.5%
Timothy J. Milius Vice President, Corporate Administration & Secretary	$250,000	$250,000	—

Short-Term (Cash) Incentive Bonus Plan (“STIP”)

Our executives are eligible for annual cash incentive compensation under our STIP. Annual incentives under the STIP are intended to motivate the executive officers to achieve short-term company performance goals that will inure to the benefit of our Company and shareholders and align our executive officers’ interests with those of the shareholders. The annual cash incentives provide payout opportunities based on the achievement of pre-determined corporate performance objectives, with actual cash bonuses earned based on the achievement of such financial performance objectives each year.

Each year, the Committee determines the annual target bonus opportunity for each executive officer. Our annual cash incentive compensation is generally structured to deliver payouts when performance targets are achieved or exceeded. Threshold, target, and stretch goals are set annually for key statutory operating objectives which we believe align with shareholder value creation — combined ratio, premium growth, and return on equity. In February 2022, the Committee approved three equally-weighted performance metrics: combined ratio, premium growth, and return on equity goals.

At the end of the performance period to which a particular incentive award relates, the Committee will review our performance relative to the applicable performance goals and recommend payouts based on that performance. The Committee generally retains the ability to recommend payouts that are above or below actual performance levels for the applicable performance period. For purposes of determining the amount of a payout to recommend, it may also consider infrequent or non-recurring items that are not reflective of ongoing operations, such as the effects of major corporate transactions or other items that the Committee determines, in its judgment, significantly distort the comparability of our actual performance against the performance goals (including financials).

The table below sets forth the goals established for each of the performance metrics in the NI Holdings STIP, and the Company’s actual statutory results for 2022.

Financial Performance Metric(1)	Weighting	Threshold Goal	Target Goal	Stretch Goal	Actual Result	Payout Earned
Combined ratio(2)	33.3%	99.5%	96.5%	91.5%	118.5%	None
Direct written premium growth(3)	33.3%	4.0%	8.0%	12.0%	13.9%	Stretch
Return on equity(4)	33.3%	2.0%	6.0%	10.0%	-26.0%	None

____________

(1)      The Company’s STIP is on a statutory basis for its insurance operations, and excludes the holding company.

(2)      Combined ratio is defined on a statutory basis as losses and loss adjustment expenses plus underwriting expenses, divided by net written premiums, of the insurance operations.

(3)      Direct written premium growth is defined as the growth in top-line premiums across all insurance subsidiary and affiliate companies. All segments are included.

(4)      Return on equity is defined as statutory pre-tax income divided by statutory surplus of the insurance operations.

Under the NI Holdings STIP, executive officers can earn a target percentage of their base salary for each of the three performance objectives, equally weighted. For 2022, the annual incentive payouts for the NEOs as a percentage of their earned base salary, and the actual incentive percentage earned, were as follows:

Named Executive Officer	Threshold Payout	Target Payout	Maximum Payout	Actual Total Payout
Michael J. Alexander	50%	100%	150%	50.0%
Seth C. Daggett	25%	50%	100%	33.3%
Patrick W. Duncan	25%	50%	100%	33.3%
Timothy J. Milius	17%	35%	70%	23.3%

Stock-Based Incentive Plan

Long-term equity incentives are designed to motivate management to enable the Company to achieve sustained long-term performance aligned with shareholder interests. The Company provides grants of long-term equity compensation annually, consistent with the objectives and philosophy of our compensation programs, under the governing NI Holdings, Inc. 2020 Stock and Incentive Plan (“2020 Plan”), which was approved by our shareholders.

We generally grant long-term incentive awards to executive officers annually in the first quarter, with 40% of the long-term incentive opportunity granted in RSUs and a 60% granted in PSUs. The aggregate number of shares awarded to executive officers under the 2020 Plan was 102,800 shares in 2022 (with PSUs at target).

The RSU awards vest 20% annually on each of the first five anniversaries of the grant date. Dividend equivalents on RSUs are accrued during the vesting period and paid in cash at the end of the vesting period, but are subject to forfeiture until the underlying shares become vested. Participants do not have voting rights with respect to RSUs.

The PSU awards vest based on the attainment of three-year growth in adjusted book value per share goals. The awards will vest on the third anniversary of the grant date, subject to a participant’s continuous employment through the vesting date and the level of performance achieved. Dividend equivalents on PSUs are accrued and paid in cash at the end of the performance period in accordance with the level of performance achieved, but are subject to forfeiture until the underlying shares become vested. Participants do not have voting rights with respect to PSUs.

The table below sets forth the adjusted book value per share goals established for the PSUs awarded during 2022 and the Company’s actual adjusted book value per share as of December 31, 2021 for purposes of measuring performance.

Performance Share Units(1)	December 31, 2021	December 31, 2024	Payout (As a % of Target)
Actual adjusted book value per share(2)	$14.98

PSUs granted on March 1, 2022
Threshold goal(3)		$16.85	50%
Target goal(4)		$18.87	100%
Stretch goal(5)		$21.04	150%

____________

(1)      The Company’s performance share units under the long-term incentive plan vest based on achievement of cumulative growth in adjusted book value per share goals.

(2)      Adjusted book value per share is defined as GAAP basis equity, excluding the non-controlling interest and the impact of unrealized gains and losses on investments, divided by the number of outstanding common shares at each balance sheet date.

(3)      The threshold goal for the 2022 PSUs requires 4% compound annual growth in adjusted book value per share over the three-year performance period.

(4)      The target goal for the 2022 PSUs requires 8% compound annual growth in adjusted book value per share over the three-year performance period.

(5)      The stretch goal for the 2022 PSUs requires 12% compound annual growth in adjusted book value per share over the three-year performance period.

The performance period for the 2020 PSU awards ended on December 31, 2022. Our adjusted book value per share increased 2.9% from $12.81 to $13.18 over the performance period to fall short of the threshold goal of $14.83. As a result, NEOs who were granted PSUs in 2020 did not receive any shares of common stock from these awards upon vesting.

Employee Stock Ownership Plan

We have established the NI Holdings, Inc. ESOP. The ESOP is intended to be an employee stock ownership plan within the meaning of Code Section 4975(e)(7) and will invest primarily in our common stock.

In connection with our initial public offering, Nodak Insurance Company loaned $2.4 million to the ESOP’s related trust (the “ESOP Trust”). The ESOP loan will be for a period of ten years and bears interest at the long-term Applicable Federal Rate effective on the closing date of the offering. The ESOP Trust used the proceeds of the loan to purchase shares in our initial public offering, which results in the ESOP Trust owning approximately 1.0% of our outstanding shares. The ESOP purchased the shares for investment and not for resale.

Each employee of Nodak Insurance Company is automatically a participant in the ESOP if such employee is at least 21 years old and has completed a year of service with Nodak Insurance Company. Employees are not permitted to make any contributions to the ESOP.

Perquisites and Other Generally Available Benefits and Compensation

We provide medical, dental, basic life insurance, short-term disability coverage, and paid time off, all on the same basis as other employees. The Company provides a 401(k) profit-sharing plan and an employee stock ownership plan to eligible employees. The value of matching 401(k) contributions, which can be as high as 3% depending on the amount contributed by the employee, as well as the value of the profit-sharing contributions and employee stock ownership plan allocations, is included in the Summary Compensation Table. We do not offer a pension or retirement plan for any employees. We provide executive wellness benefits, premiums paid for life insurance coverage, and country club dues to certain executives. We also provide a company car to our chief executive officer. The value of these perquisites is also included in the Summary Compensation Table. The Committee considers these limited perquisites to be appropriate as part of a competitive overall compensation program.

Employment Agreements

Messrs. Alexander, Daggett, and Duncan are each parties to employment agreements with NI Holdings, Inc. and Nodak Insurance Company. Mr. Alexander’s agreement has a term of three years, Mr. Duncan’s agreement has a term of two years, and Mr. Daggett’s agreement has a term of one year. Each of the agreements is automatically extended on each day for one additional day unless either party has given the other party written notice that such party does not agree to extend the agreement.

The Compensation Committee enters into employment agreements with executive officers when it determines that such an agreement is desirable to obtain some measure of assurance as to the executive’s continued employment in light of prevailing market competition for the position held by the executive officer, or where the Committee determines that an employment agreement is necessary and appropriate in light of the executive’s prior experience or with our practices with respect to similarly situated employees.

Under the employment agreements with Messrs. Alexander, Daggett, and Duncan, if the officer is terminated without “Cause” or terminates his employment for “Good Reason” (as such terms are defined in the employment agreement), the officer will be entitled to receive a lump sum payment equal to (a) the sum of his annual base salary plus the average annual bonus for the preceding three calendar years multiplied by (b) the quotient obtained by dividing the number of full calendar months remaining in such officer’s employment period by twelve. In addition, the officer will be entitled to continued benefit plan coverage for the remaining term of his employment agreement to the extent permitted by the plan or applicable law.

Prior to receiving any severance benefits, Messrs. Alexander, Daggett, and Duncan have agreed to execute a release of claims.

Potential Payments upon Termination or Change-in-Control

Cash severance payments and the value of continuing benefits arise from employment agreements between the NEO and the Company. Messrs. Alexander, Daggett, and Duncan are each parties to employment agreements with NI Holdings, Inc. and Nodak Insurance Company, the terms of which are described above. In the event of a change in control, an involuntary termination without “Cause” or a voluntary termination for “Good Reason” is also required for cash severance payments and the value of continuing benefits.

The terms of the RSU and PSU agreements include provisions to accelerate the vesting of these equity awards. The terms of the RSU award agreement provide for the full acceleration of all outstanding awards in the event of disability or death. In the event of an employee’s involuntary termination due to position elimination or reorganization, vesting of the RSUs will accelerate on a pro rata basis, based on the employee’s period of service during the total vesting period. In the event of a change in control, unless the RSU award is substituted, assumed, or replaced with similar rights, the RSU award will vest in full upon the change in control. If the RSU award is substituted, assumed, or replaced with similar rights in connection with a change in control, the RSU award will fully vest if the employee is involuntarily terminated other than for “Cause” or voluntarily terminates for “Good Reason” within twenty-four (24) months of the change in control. The terms also provide for the pro rata acceleration of all outstanding awards in the event of an involuntary termination without “Cause”.

The terms of the PSU award agreement provide for the target number of PSUs to vest immediately in the event of death. In the event of disability, retirement, or an involuntary termination due to position elimination or reorganization, the employee will have a fully vested interest in the pro rata number of earned PSUs, based on the employee’s period of service during the performance period, payable at the end of the performance period. In the case of a change in control, those PSUs are converted into time-based RSUs. If such converted RSUs are assumed (or substituted or replaced with an award of equivalent value), then the converted RSUs shall become fully vested if the employee remains in continuous service with the Company or an Affiliate until the end of the performance period or dies while in service or terminates on account of disability or involuntary termination due to position elimination or reorganization. If the employee resigns at or after “Retirement Age”, the converted RSUs shall continue to vest and become payable as of end of the performance period. In addition, if the employee is involuntarily terminated without “Cause or resigns for “Good Reason” within twenty-four (24) months following the Change in Control but prior to the end of the performance period, any converted RSUs (or replacement award) that remains vested will vest in full and become non-forfeitable as of the date of such termination. Notwithstanding the foregoing, if the employee’s converted RSUs are neither assumed, substituted, nor replaced with similar rights (or cash equivalent value thereof), then any unvested converted RSUs will vest in full and become non-forfeitable upon the Change in Control. The terms also provide for a fully vested and non-forfeitable interest in the pro rata number of earned PSUs at the end of the performance period in the event of disability or an involuntary termination without “Cause”, with such pro rata number determined based on the number of full and partial calendar months of the employee’s service during the relevant measurement period compared to the total measurement period.

For retirement-eligible executives, the terms of the PSU award provide for a fully vested and non-forfeitable interest in the pro rata number of earned PSUs at the end of the performance period upon voluntary termination from the Company. None of the NEOs are currently retirement-eligible.

Refer to the “Potential Payments Upon Termination or Change in Control” table in the Executive Compensation Tables section for additional information.

Governance

Stock Ownership Guidelines

The Company has adopted Stock Ownership Guidelines and holding requirements for its non-employee directors and certain senior executives. The current Stock Ownership Guidelines are as follows:

Position	Minimum Stock Ownership Requirement
Non-employee director	Market value of 3 times annual base cash retainer
Chief executive officer	Market value of 3 times current base salary
Other executive officers	Market value of 2 times current base salary

Individuals have five years from their permanent appointment to a specified position to acquire the required holdings. Absent extenuating circumstances, executives who have not yet met the guidelines at the end of their five-year compliance period are required to retain, until the guidelines are satisfied, 100% of the after-tax shares received from the vesting of RSUs and PSUs. Stock ownership guidelines are deemed to continue to be met by an individual who has achieved the required ownership level but then falls below solely due to a decline in stock price. The Compensation Committee tracks the ownership amounts of the non-employee directors and applicable executives on an annual basis.

Clawback Policy

The employment agreements for Messrs. Alexander, Daggett, and Duncan provides that all bonuses and incentive compensation are subject to recovery by the Company in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria, provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twenty-four (24) months following the date of payment.

The Company’s PSU award agreement provides that the executive’s rights in these awards are subject to recoupment or repayment if such action is required under applicable law or any Company recoupment or “clawback” policy.

On October 26, 2022, the SEC adopted long-awaited final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy disclosure obligations. Once adopted, the Company intends to establish a clawback policy to reflect these new stock exchange requirements.

Timing of Equity Grants

The Company does not coordinate the timing of equity awards with the release of material non-public information. Executive equity awards are generally granted on March 1 each year. Non-employee director equity awards are generally granted as of the date of each year’s annual meeting of shareholders.

Prohibition on Hedging and Pledging Transactions

Our senior leadership executives are subject to the Company’s Insider Trading Policy, which prohibits directors, executive officers, and certain additional employees from engaging in hedging or monetizing transactions with respect to Company securities they own as well as holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered executives to the extent such compensation exceeds $1.0 million per covered officer in any year. The Compensation Committee understands that it is possible that the compensation payable to our named executive officers will exceed the $1.0 million limit under Section 162(m). We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

The compensation that we pay to executive officers is reflected in our consolidated financial statements as required by GAAP. The Committee considers the financial impact, along with other factors, in determining the amount and form of compensation provided to executives. We account for stock-based compensation under the Company’s Stock and Incentive Plan in accordance with the requirements of FASB ASC Topic 718.

Annual Compensation Risk Assessment

The Committee regularly monitors and annually reviews our executive compensation program to determine, in consultation with Meridian, whether the elements of the program are consistent with our executive compensation objectives and philosophy. As part of this, the Committee evaluates whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on the Company, the elements are adjusted as necessary.

Following the Committee’s annual review in 2022, it was concluded that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered the following:

Program Attribute	Risk-Mitigating Effect
• The compensation mix between fixed and variable components and levels, and the balance between short-term and long-term variable compensation.

•   Competitive levels of fixed compensation eliminate any day-to-day personal concerns, while variable compensation ensures our executives are appropriately motivated and rewarded both in the short-term and long-term.

• The quality and reasonableness of incentive plan performance goals and payout formulas.

•   Threshold, target, and maximum performance and payout levels and funding formulas are not extreme, and goals are set within reach, thereby mitigating the likelihood of excessive risk-taking in order to achieve a compensation goal.

• The nature and breadth of the performance metrics that govern incentive compensation throughout the Company.	• Executives are encouraged to avoid sacrificing short-term performance for long-term performance, and vice versa.
• The existence of a clawback policy.

•   Executives are subjected to a requirement to surrender any undue incentive compensation that was paid on the basis of financial results that were required to be restated (other than as a result of a change in the applicable accounting rules or interpretations) or when there is wrongful conduct.

• The existence of anti-pledging and anti-hedging policies.	• These policies ensure the alignment of interests generated by our executives’ equity holdings is not undermined by hedging or similar transactions.
• The existence of robust share ownership guidelines.	• Share ownership guidelines provide a clear link between the economic interests of executives and shareholders over the long-term.
• Use of independent compensation consultants that perform no other services for the Company.	• Independence of compensation consultants help to ensure advice will not be influenced by conflicts of interest.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Compensation Committee:
Eric K. Aasmundstad, Chair	Cindy L. Launer
Stephen V. Marlow

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table (“SCT”) provides summary information concerning compensation paid or accrued by the Company to our NEOs for all services in all capacities during the year ended December 31, 2022.

Name and Current Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Michael J. Alexander	2022	824,000	—	827,170	412,000	205,285	2,268,455
President and CEO	2021	820,000	—	870,488	307,910	272,153	2,270,551
	2020	800,000	—	708,722	951,440	236,056	2,696,218

Seth C. Daggett	2022	303,750	—	228,060	101,240	100,013	733,063
EVP, Treasurer & CFO	2021	276,667	23,776	173,352	75,392	64,486	613,673
	2020	261,250	—	92,690	152,570	12,526	519,036

Patrick W. Duncan	2022	292,500	—	128,510	97,490	67,625	586,125
Senior Vice President, Operations	2021	285,000	—	139,800	77,663	99,753	602,216
	2020	282,500	—	114,080	274,967	78,940	750,487

Timothy J. Milius	2022	250,004	—	126,700	58,326	61,167	496,197
VP, Corporate Administration & Secretary	2021	241,383	19,907	124,888	46,032	59,407	491,617
	2020	227,115	—	91,264	132,635	51,668	502,682

____________

(1)      The amounts reported in the “Bonus” column for Messrs. Daggett and Milius represent contributions which should have been made for the non-qualified deferred compensation plan during 2020, but which were paid out as a bonus in 2021.

(2)      The amounts reported in the “Stock Awards” column represent awards of restricted stock units (“RSUs”) and performance share units (“PSUs”). These amounts are based on the probable outcome of the performance conditions and are consistent with the grant date fair values of each award computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. Estimated forfeitures are included in the determination of compensation costs.

          Assuming the achievement of maximum level performance for each NEO, the amounts in the “Non-Equity Incentive Plan Compensation” column (representing both RSUs and PSUs) would be as follows: (i) for awards granted in 2022: $1,075,140 for Mr. Alexander; $296,840 for Mr. Daggett; $167,425 for Mr. Duncan; and $164,710 for Mr. Milius; (ii) for awards granted in 2021: $1,131,448 for Mr. Alexander; $225,544 for Mr. Daggett; and $181,740 for Mr. Duncan; and (iii) for awards granted in 2020: $921,196 for Mr. Alexander; $120,497 for Mr. Daggett: and $148,304 for Mr. Duncan. The Compensation Discussion & Analysis includes additional information regarding these incentive awards.

(3)      The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect payouts under the Company’s STIP. The Compensation Discussion & Analysis includes additional information regarding these incentive awards.

(4)      The table below details the amounts reported in the “All Other Compensation” column, which includes Company contributions to defined contribution plans and certain other amounts during 2022:

Name	Defined Contribution Plans(a) ($)	Employee Stock Ownership Plan(b) ($)	Non-Qualified Deferred Compensation Plan(c) ($)	Perquisites and Other Amounts(d) ($)	Total All Other Compensation ($)
Michael J. Alexander	39,650	10,244	118,058	37,333	205,285
Seth C. Daggett	39,650	10,244	17,095	33,024	100,013
Patrick W. Duncan	39,275	10,244	11,854	6,252	67,625
Timothy J. Milius	34,250	10,244	2,511	14,162	61,167

____________

(a)      The amounts reported in the “Defined Contribution Plans” column include Company contributions to Nodak Insurance Company’s 401(k) and Profit Sharing plans.

(b)      The amounts reported in the “Employee Stock Ownership Plan” column represent the market value of ESOP shares allocated to participants as of December 31, 2022.

(c)      The amounts reported in the “Non-Qualified Deferred Compensation” column represent additional company contributions to a non-qualified deferred compensation plan.

(d)      The amounts reported in the “Perquisites and Other Amounts” column include executive wellness benefits, premiums paid for excess life insurance coverage, spousal travel costs, and country club dues. Also includes the value of a company car for Mr. Alexander.

Narrative to the Summary Compensation Table

Messrs. Alexander, Daggett, Duncan, and Milius are each entitled to participate in insurance, vacation, and other fringe benefit programs that the Company maintains for its other employees. The Company provides a 401(k) profit sharing plan, an employee stock ownership plan, group medical insurance, group dental insurance, and group term life insurance to its eligible employees. The Company pays the country club membership dues of Messrs. Alexander, Daggett, Duncan, and Milius.

Messrs. Alexander, Daggett, and Duncan are each parties to employment agreements with NI Holdings, Inc. and Nodak Insurance Company. Mr. Alexander’s agreement has a term of three years, Mr. Duncan’s agreement has a term of two years, and Mr. Daggett’s agreement has a term of one year. Each of the agreements is automatically extended on each day for one additional day unless either party has given the other party written notice that such party does not agree to extend the agreement.

The Compensation Committee enters into employment agreements with executive officers when it determines that such an agreement is desirable to obtain some measure of assurance as to the executive’s continued employment in light of prevailing market competition for the position held by the executive officer, or where the Compensation Committee determines that an employment agreement is necessary and appropriate in light of the executive’s prior experience or with our practices with respect to similarly situated employees.

Under the employment agreements with Messrs. Alexander, Daggett, and Duncan, if the officer is terminated without Cause or terminates his employment for Good Reason (as such terms are defined in the employment agreement), the officer will be entitled to receive a lump sum payment equal to the sum of his annual base salary plus the average annual bonus for the last three years, multiplied by the number of months in the remaining term of his employment agreement divided by twelve. In addition, the officer will be entitled to continued benefit plan coverage for the remaining term of his employment agreement to the extent permitted by the plan or applicable law.

Prior to receiving any severance benefits, Messrs. Alexander, Daggett, and Duncan have agreed to execute release agreements.

Grants of Plan-Based Awards in 2022

The following table provides information on stock awards in 2022 to each of our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Alexander	—	412,000	824,000	1,236,000	—	—	—	—	—
	3/1/2022	—	—	—	13,700	27,400	41,100	—	495,940
	3/1/2022	—	—	—	—	—	—	18,300	331,230

Seth C. Daggett	—	75,938	151,875	303,750	—	—	—	—	—
	3/1/2022	—	—	—	3,800	7,600	11,400	—	137,560
	3/1/2022	—	—	—	—	—	—	5,000	90,500

Patrick W. Duncan	—	73,125	146,250	292,500	—	—	—	—	—
	3/1/2022	—	—	—	2,150	4,300	6,450	—	77,830
	3/1/2022	—	—	—	—	—	—	2,800	50,680

Timothy J. Milius	—	43,751	87,501	175,003	—	—	—	—	—
	3/1/2022	—	—	—	2,100	4,200	6,300	—	76,020
	3/1/2022	—	—	—	—	—	—	2,800	50,680

____________

(1)      Represents the Company’s Short Term Incentive Bonus Plan, as described in the “Cash Incentive Bonus Plan” section. The values in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns are based on multiplying each NEO’s annual incentive target award percentage times their specific multipliers for threshold, target, and maximum. Payouts can range from no payment to the maximum amounts based on actual Company performance. The actual incentive award earned by each NEO for 2022 performance is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. This incentive is paid in cash to the NEO.

(2)      The values in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent potential payouts for performance share units, as described in the “Stock-Based Incentive Plan” section. Payouts can range from no payment to 150% maximum payout based on actual adjusted book value per share compared to goals.

(3)      The values in the “All Other Stock Awards” column represent restricted stock units.

(4)      The fair value of stock awards is based on the closing price of our common stock on the grant date. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. The grant date fair value of each PSU award was computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date and based on achievement of target performance.

Stock Vested in 2022

The following table provides information regarding the values realized by our NEOs upon the vesting of stock awards in 2022.

Name	Type of Stock Award	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael J. Alexander	RSU(2)(3)	23,920	432,952
	PSU(4)	—	—
	Total	23,920	432,952

Seth C. Daggett	RSU(2)	1,260	22,806
	PSU(4)	—	—
	Total	1,260	22,806

Patrick W. Duncan	RSU(2)(3)	3,780	68,418
	PSU(4)	—	—
	Total	3,780	68,418

Timothy J. Milius	RSU(2)(3)	2,860	51,766
	PSU(4)	—	—
	Total	2,860	51,766

____________

(1)      The value realized on vesting was determined using the closing price of our common stock on the vesting date (or prior trading day if the vesting date fell on a weekend or holiday).

(2)      These amounts represent the value of RSU awards granted during 2017 through 2021 that, in accordance with the terms of the applicable award agreements, partially vested in 2022.

(3)      Participants of certain RSUs granted in 2018 through 2021 elected to defer the receipt of shares rather than receiving them as of the vesting date. Mr. Alexander elected to defer $278,016 to dates after his separation from service to the Company. Mr. Duncan elected to defer $33,666 to either dates starting in 2019 or after his separation from service to the Company. Mr. Milius elected to defer $9,050 to dates after his separation from service to the Company. Accordingly, the amount of compensation actually realized upon settlement will be based on the then-fair market value of the common stock and may differ from the amounts set forth above.

(4)      These amounts represent the value of PSU awards granted in 2020 that, in accordance with the terms of the applicable award agreement, became fully vested at the end of the performance period on December 31, 2022. The performance of these awards did not meet the threshold goal, which resulted in no payout for the target shares awarded.

Outstanding Equity Awards at December 31, 2022

The following table provides information with respect to outstanding equity awards held by our NEOs as of December 31, 2022.

		Stock Awards(1)
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($)
Michael J. Alexander	3/1/2018(3)	3,660	48,568	—	—
	3/1/2019(4)	7,960	105,629	—	—
	3/1/2020(5)	11,940	158,444	—	—
	3/1/2021(6)	14,960	198,519	—	—
	3/1/2021(7)	—	—	—	—
	3/1/2022(8)	18,300	242,841	—	—
	3/1/2022(9)	—	—	13,700	181,799

Seth C. Daggett	3/1/2020(5)	1,560	20,701	—	—
	3/1/2021(6)	2,960	39,279	—	—
	3/1/2021(7)	—	—	—	—
	3/1/2022(8)	5,000	66,350	—	—
	3/1/2022(9)	—	—	3,800	50,426

Patrick W. Duncan	3/1/2018(3)	580	7,697	—	—
	3/1/2019(4)	1,240	16,455	—	—
	3/1/2020(5)	1,920	25,478	—	—
	3/1/2021(6)	—	—	—	—
	3/1/2021(7)	2,400	31,848	—	—
	3/1/2022(8)	—	—	—	—
	3/1/2022(9)	2,800	37,156	2,150	28,531

Timothy J. Milius	3/1/2018(3)	380	5,043	—	—
	3/1/2019(4)	1,000	13,270	—	—
	3/1/2020(5)	1,560	20,701	—	—
	3/1/2021(6)	—	—	—	—
	3/1/2021(7)	2,160	28,663	—	—
	3/1/2022(8)	—	—	—	—
	3/1/2022(9)	2,800	37,156	2,100	27,867

____________

(1)      These columns represent awards under the NI Holdings, Inc. 2017 and 2020 Stock and Incentive Plans. Awards are RSUs or PSUs, as applicable.

(2)      Value was determined using the December 31, 2022 closing price of our common stock of $13.27.

(3)      This RSU award was granted on March 1, 2018 and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2023.

(4)      This RSU award was granted on March 1, 2019 and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2024.

(5)      This RSU award was granted on March 1, 2020 and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2025.

(6)      This RSU award was granted on March 1, 2021 and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2026.

(7)      This PSU award was granted on March 1, 2021 and vests at the end of the performance period on December 31, 2023, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(p)(2), the values for this award in columns (i) and (j) are reported at zero, because we estimate that the result for the 2021-2023 performance period will not achieve the threshold goal. The ultimate payout under this PSU will be based on a final determination of performance during the full 2021-2023 performance period, which is not yet determinable.

(8)      This RSU award was granted on March 1, 2022 and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2027.

(9)      This PSU award was granted on March 1, 2022 and vests at the end of the performance period on December 31, 2024, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(p)(2), the values for this award in columns (i) and (j) are reported at threshold levels. There is no guarantee that such amounts will ultimately be earned by participants. The ultimate payout under this PSU will be based on a final determination of performance during the full 2022-2024 performance period, which is not yet determinable.

Non-Qualified Deferred Compensation for 2022

The Nodak Insurance Company Non-Qualified Deferred Compensation Plan assists executives designated by the Compensation Committee as participants in maximizing their ability to save additional amounts for their retirement on a tax-deferred basis. In addition to allowing participants to make elective deferrals, the plan permits Nodak Insurance Company to make company contributions to eligible employees. If an employee participant exceeds the Internal Revenue Code compensation or contribution limits under the qualified retirement plans, any Company contributions limited under the qualified retirement plans will be restored under the Non-Qualified Deferred Compensation Plan. The plan is intended to constitute an unfunded plan primarily for providing deferred compensation to a select group of management or highly compensated employees. Unless otherwise specified, participants vest in company contributions under a five-year graded vesting schedule and are eligible to receive distributions pursuant to the participant’s election under the plan. The assets of the plan are subject to the claims of our creditors in the event of insolvency until paid to the plan participants and their beneficiaries.

The following table provides information regarding contributions, earnings, and balances for our NEOs on a basis that is not tax-qualified. Under the plan, no Company “match” is currently made on amounts deferred, amounts are fully vested after five years of service, and the Company does not provide any opportunity for above-market or preferential earnings, nor does it provide a minimum internal rate of return.

Name	Plan	Executive Contributions in 2022 ($)	Company Contributions in 2022(1) ($)	Aggregate Earnings in 2022(2) ($)	Aggregate Withdrawals/ Distributions in 2022 ($)	Aggregate Balance at 12/31/2022 ($)
Michael J. Alexander	Non-Qualified Deferred Compensation Plan	113,191	118,058	(286,947)	—	1,600,874

Seth C. Daggett	Non-Qualified Deferred Compensation Plan	—	17,095	(52)	—	17,043

Patrick W. Duncan	Non-Qualified Deferred Compensation Plan	24,307	11,854	(49,952)	—	270,851

Timothy J. Milius	Non-Qualified Deferred Compensation Plan	460	2,511	(49)	—	2,922

____________

(1)      Company contributions are reported as 2022 compensation in the “All Other Compensation” column of the Summary Compensation Table.

(2)      Aggregate earnings represent the notional capital gains or losses on investments in publicly available mutual funds and notional interest and dividends held in the plans during 2022. The Company does not provide any preferential or above-market earnings or contributions. These earnings are not reported in any column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the NEOs would have been entitled if a termination of employment or change in control occurred on the last business day of 2022. The only agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment or change in control are employment agreements for Messrs. Alexander, Daggett, and Duncan and the

terms of RSU and PSU agreements. The amounts in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and distributions of previously vested plan balances under our 401(k) Savings Plan and Employee Stock Ownership Plan.

Name and Termination Reason	Cash Severance Payment(1) ($)	Value of Continuing Benefits(1) ($)	Non-Qualified Deferred Compensation Plan(2) ($)	Acceleration of Equity Awards(3) ($)	Total Termination Benefits ($)
Michael J. Alexander
Involuntary Termination Without “Cause”	4,060,950	70,524	—	833,362	4,964,836
Voluntary Termination for “Good Reason”	4,060,950	70,524	—	—	4,131,474
Involuntary Termination Due to Position Elimination or Reorganization	4,060,950	70,524	—	833,362	4,964,836
Change in Control(4)	—	—	—	1,489,159	1,489,159
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”, Following a Change in Control	4,060,950	70,524	—	1,489,159	5,620,633
Voluntary Termination, Retirement-Eligible(5)	—	—	—	—	—
Disability	—	—	—	1,122,907	1,122,907
Death	—	—	—	1,489,159	1,489,159

Seth C. Daggett
Involuntary Termination Without “Cause”	419,734	23,508	6,817	146,827	596,886
Voluntary Termination for “Good Reason”	419,734	23,508	6,817	—	450,059
Involuntary Termination Due to Position Elimination or Reorganization	419,734	23,508	6,817	146,827	596,886
Change in Control(4)	—	—	—	301,494	301,494
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”, Following a Change in Control	419,734	23,508	6,817	301,494	751,553
Voluntary Termination, Retirement-Eligible(5)	—	—	—	—	—
Disability	—	—	—	209,489	209,489
Death	—	—	—	301,494	301,494

Patrick W. Duncan
Involuntary Termination Without “Cause”	890,080	47,016	—	132,185	1,069,281
Voluntary Termination for “Good Reason”	890,080	47,016	—	—	937,096
Involuntary Termination Due to Position Elimination or Reorganization	890,080	47,016	—	132,185	1,069,281
Change in Control(4)	—	—	—	235,410	235,410
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”, Following a Change in Control	890,080	47,016	—	235,410	1,172,506
Voluntary Termination, Retirement-Eligible(5)	—	—	—	—	—
Disability	—	—	—	177,464	177,464
Death	—	—	—	235,410	235,410

Timothy J. Milius
Involuntary Termination Without “Cause”	—	—	—	116,599	116,599
Voluntary Termination for “Good Reason”	—	—	—	—	—
Involuntary Termination Due to Position Elimination or Reorganization	—	—	—	116,599	116,599
Change in Control(4)	—	—	—	213,647	213,647
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”, Following a Change in Control	—	—	—	213,647	213,647
Voluntary Termination, Retirement-Eligible(5)	—	—	—	—	—
Disability	—	—	—	158,798	158,798
Death	—	—	—	213,647	213,647

_________

(1)      Cash Severance Payments and the Value of Continuing Benefits arise from employment agreements between the NEO and the Company. Messrs. Alexander, Daggett, and Duncan are each parties to employment agreements with NI Holdings, Inc. and Nodak Insurance Company, the terms of which are described above. The employment periods of these agreements are three years, one year, and two years, respectively. The Cash Severance Payment is calculated for each of Messrs. Alexander, Daggett, and Duncan as an amount equal to (a) the sum of such officer’s annual base salary plus the average annual bonus for the preceding three calendar years multiplied by (b) the quotient obtained by dividing the number of full calendar months remaining in such officer’s employment period by twelve. In addition, the officer will be entitled to continued benefit plan coverage for the remaining term of his employment agreement to the extent permitted by the plan or applicable law.

(2)      The Company’s Non-Qualified Deferred Compensation Plan provides for the immediate vesting of all amounts in the event of an involuntary separation from service (other than for “Cause”) or a change in control.

(3)      Acceleration of Equity Awards is presented as the sum of the values as of the last business day of 2022 of the additional benefit from the acceleration of vesting, if any, of restricted stock units and performance share units that would have occurred as a result of termination under the different circumstances presented. Performance share units for the 2020-2022 performance period are treated as vested as of the last business day of 2022 and are not included in this table because the vesting of these awards is reflected in the “Stock Vested in 2022” table above and the shares are no longer reflected in the “Outstanding Equity Awards at December 31, 2022” table above.

          The terms of the RSU award agreement provide for the full acceleration of all outstanding awards in the event of disability or death. In the event of an employee’s “Involuntary Termination Due to Position Elimination or Reorganization”, vesting of the RSUs will accelerate on a pro rata basis, based on the employee’s period of service during the total vesting period. In the event of a change in control, unless the RSU award is substituted, assumed, or replaced with similar rights, the RSU award will vest in full upon the change in control. If the RSU award is substituted, assumed, or replaced with similar rights in connection with a change in control, the RSU award will fully vest if the employee is involuntarily terminated other than for “Cause” or voluntarily terminates for “Good Reason” within 24 months of the change in control. The terms also provide for the pro rata acceleration of all outstanding awards in the event of an involuntary termination without “Cause”.

          The terms of the PSU award agreement provide for the target number of PSUs to vest immediately in the event of death. In the event of disability, retirement, or an “Involuntary Termination Due to Position Elimination or Reorganization”, the employee will have a fully vested interest in the pro rata number of earned PSUs, based on the employee’s period of service during the performance period, payable at the end of the performance period. In the case of a change in control, those PSUs are converted into time-based RSUs. If such converted RSUs are assumed (or substituted or replaced with an award of equivalent value), then the converted RSUs shall become fully vested if the employee remains in continuous service with the Company or an Affiliate until the end of the performance period or dies while in service or terminates on account of “Disability” or “Involuntary Termination Due to Position Elimination or Reorganization”. If the employee resigns at or after “Retirement Age”, the converted RSUs shall continue to vest and become payable as of the end of the performance period. In addition, if the employee is involuntarily terminated without “Cause” or resigns for “Good Reason” within twenty-four (24) months following the Change in Control but prior to the end of the performance period, any converted RSUs (or replacement award) that remains vested will vest in full and become non-forfeitable as of the date of such termination. Notwithstanding the foregoing, if the employee’s converted RSUs are neither assumed, substituted, nor replaced with similar rights (or cash equivalent value thereof), then any unvested converted RSUs will vest in full and become non-forfeitable upon the Change in Control. The terms also provide for a fully vested and non-forfeitable interest in the pro rata number of earned PSUs at the end of the performance period in the event of disability or an involuntary termination without “Cause”, with such pro rata number determined based on the number of full and partial calendar months of the employee’s service during the relevant measurement period compared to the total measurement period.

(4)      A Change in Control by itself does not trigger any Cash Severance Payments or Value of Continuing Benefits. In the event of a Change in Control, if there is an involuntary termination without “Cause” or a voluntary termination for “Good Reason”, that double trigger would result in such payments as reflected on the “Involuntary Termination without Cause or Voluntary Termination for Good Reason, Following a Change in Control” row. The agreements for the RSU and PSU awards do allow for acceleration of equity awards in a Change in Control event without requiring a double trigger.

(5)      For retirement-eligible executives, the terms of the PSU award provide for a fully vested and non-forfeitable interest in the pro rata number of earned PSUs at the end of the performance period upon voluntary termination from the Company. None of the NEOs are currently retirement-eligible.

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing (i) the ratio of the annual total compensation of our President and CEO, Michael J. Alexander, to (ii) the annual total compensation of our median employee, both calculated in accordance with the requirements of Item 401(c)(2)(x) of Regulation S-K.

The median NI Holdings employee works in a full-time salaried role in Information Technology. For fiscal year 2022, the median employee’s total annual compensation was $77,926. Mr. Alexander’s total annual compensation was $2,268,455. The ratio of these amounts was 29:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We selected December 31, 2022 as the date on which to determine our employee population and the median employee. In determining this population, we included all full-time and part-time employees other than our President and CEO. We did not include any contractors in our employee population. As permitted by SEC rules, to identify our median employee, we elected to use total target cash compensation plus the grant date fair value of equity awards, if any, as our consistently applied compensation measure, which we refer to herein as total target compensation and calculated as (i) base salary and target bonus as of December 31, 2022, and (ii) the grant date fair market value of equity awards issued during the previous twelve months.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table shows aggregate information, as of December 31, 2022, with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1) (#)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights(2) ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (#)
Equity Compensation Plans Approved by Security Holders	241,760	—	696,058
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	241,760	—	696,058

____________

(1)      This amount reflects securities to be issued under outstanding awards of RSUs and PSUs. The performance-based awards are reported as the number of shares that become eligible for vesting or exercisable if performance is at target level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported based on the degree to which the performance goals are achieved. PSUs granted in 2020 with a performance period of 2020-2022 vested as of December 31, 2022 and are excluded from this amount.

(2)      RSUs and PSUs are exercised for no consideration.

(3)      This amount is comprised of securities available for issuance under the NI Holdings, Inc. 2020 Stock and Incentive Plan.

Pay versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information between executive compensation actually paid and the Company’s financial performance. Compensation Actually Paid (“CAP”) is calculated in accordance with Item 402(v) and does not represent compensation actually earned, paid, or realized by the NEO’s during a covered year. The following table shows the relationship between CAP to our NEOs and certain performance measures for the last three years. The Company’s performance measures included in this table are cumulative total shareholder return (“TSR”), net income, and adjusted book value per share.
Year	SCT Total Compensation For CEO(1) ($)	Compensation Actually Paid to CEO(2) ($)	Average SCT Total Compensation for Other NEOs(1) ($)	Average Compensation Actually Paid to Other NEOs(2) ($)	Value of Initial Fixed $100 Investment Based On:(3)		Net Income (Loss)(4) ($000’s)	Adjusted Book Value Per Share(5) ($)
					Cumulative TSR ($)	Peer Group Cumulative TSR ($)
2022	2,268,455	254,540	605,128	287,707	77.15	144.67	(53,096)	13.06

2021	2,270,551	2,892,067	546,238	536,225	109.94	126.01	8,416	14.98

2020	2,696,218	2,822,186	827,460	862,616	85.47	105.39	40,389	14.54

____________

(1)       Mr. Alexander was the Company’s CEO for all three years presented. The Other NEOs included for 2022 are Messrs. Daggett, Duncan, and Milius. The Other NEOs included for 2021 are Messrs. Daggett, Doom, and Duncan. The Other NEOs included for 2020 are Messrs. Doom and Duncan.

(2)       The amounts reflected in the “Compensation Actually Paid” column are calculated by making certain adjustments to the total compensation reported in the “SCT Total Compensation” columns. These adjustments include changes in the fair value of equity awards of each year, arising from both fluctuations in the market value of the Company’s common stock and changes to the expected performance of PSUs. The Company does not offer any pension plans to its NEOs.
Name	2022 ($)	2021 ($)	2020 ($)
CEO:
Total Compensation as reported in SCT	2,268,455	2,270,551	2,696,218
Less: Fair value of equity awards granted during fiscal year	(827,170)	(870,488)	(708,722)
Add: Fair value of equity compensation granted in current year – value at year-end	424,640	883,097	816,074
Add/Subtract: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Add/Subtract: Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(746,733)	464,874	187,078
Add/Subtract: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(864,652)	144,033	(168,462)
Less: Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	—	—
Compensation Actually Paid to CEO	254,540	2,892,067	2,822,186

Other NEOs:
Average Total Compensation as reported in SCT	605,128	546,238	827,460
Less: Fair value of equity awards granted during fiscal year	(161,090)	(193,235)	(165,416)
Add: Fair value of equity compensation granted in current year – value at year-end	82,495	113,422	140,391
Add/Subtract: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Add/Subtract: Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	(118,506)	59,217	48,205
Add/Subtract: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(120,320)	51,398	11,976
Less: Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	—	(40,815)	—
Average Compensation Actually Paid to Other NEOs	287,707	536,225	862,616

(3)       Total Shareholder Return is measured based on an assumed investment of $100 as of December 31, 2019 in both the common stock of the Company and the peer group, and assumes reinvestment of dividends. The S&P Composite 1500 Property & Casualty Insurance Index has been selected as the peer group for this comparison.

(4)       The “Net Income” column reflects audited GAAP Net Income Attributable to NI Holdings, Inc. as reported in the Company’s Annual Report on Form 10-K.

(5)       The Company has elected to report “Adjusted Book Value Per Share” as its company-selected performance measure. Adjusted book value is determined by subtracting the impact of unrealized gains and losses on investments as well as the non-controlling interest from the Company’s total shareholders’ equity. The adjusted book value is divided by the outstanding shares of common stock at the end of the performance period to calculate the per share value.

The amounts reported as compensation actually paid to executives are dependent upon the fair value of the Company’s common stock as of December 31 each year and the estimated performance of the PSUs.

The Company’s PSUs utilize a three-year performance period for adjusted book value per share. At each balance sheet date, management makes a determination how each set of PSU awards will compare at the end of the performance period to the pre-determined goals. The following table shows the estimated accrual for each set of PSU awards at the different reporting dates:

Reporting Date	2018 PSUs ($)	2019 PSUs ($)	2020 PSUs ($)	2021 PSUs ($)	2022 PSUs ($)
Performance Period	2018 – 2020	2019 – 2021	2020 – 2022	2021 – 2023	2022 – 2024

December 31, 2022	—	—	Paid at zero	Zero	Threshold

December 31, 2021	—	Paid at maximum	Maximum	Target	—

December 31, 2020	Paid at maximum	Maximum	Target	—	—

December 31, 2019	Maximum	Target	—	—	—

Compensation Actually Paid and Adjusted Book Value Per Share

The following graphs depict the relationship between adjusted book value per share and compensation actually paid to the Company’s CEO and other NEOs, respectively.

Compensation Actually Paid and Net Income

The following graphs depict the relationship between net income and compensation actually paid to the Company’s CEO and other NEOs, respectively.

Compensation Actually Paid and Relative TSR

The following graphs depict the relationship between total shareholder return and compensation actually paid to the Company’s CEO and other NEOs, respectively. A comparison of the Company’s TSR and Peer Group TSR is also provided. TSR is displayed assuming an investment of $100 as of December 31, 2019 in the common stock of both the Company and the peer group, and assumes reinvestment of dividends.

Financial Performance Measures

The four performance measures listed below represent an unranked list of the “most important” performance measures that the Company used to align compensation actually paid to the NEOs for 2022 and company performance. These measures are discussed in detail in the Compensation Discussion & Analysis above as part of the Short-Term Incentive Bonus Plan and the Stock-Based Incentive Plan:
Performance Measures
GAAP-based adjusted book value per share
Insurance business premium growth
Statutory-basis combined ratio of the Company’s insurance operations
Statutory-basis return on equity of the Company’s insurance operations

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

With the exception of Battle Creek Mutual Insurance Company which files a stand-alone federal income tax return, NI Holdings, Inc. and its subsidiaries file a consolidated federal income tax return. Pursuant to this consolidated filing, NI Holdings, Inc. determines the amount of federal income tax liability attributable to each company in accordance with the regulations promulgated by the Internal Revenue Service. Each company is required to pay to NI Holdings, Inc. the amount of federal income tax liability that is attributable to such company, and NI Holdings, Inc. is responsible for paying to the Internal Revenue Service the federal income tax liability of the consolidated group. Similarly, if any subsidiary generates losses for federal or state income tax purposes, NI Holdings, Inc. will pay to that subsidiary an amount equal to the federal income tax savings attributable to that subsidiary.

Nodak Mutual Insurance Company was organized by the North Dakota Farm Bureau to provide insurance protection for its members. We have a royalty agreement with the North Dakota Farm Bureau that recognizes the use of their trademark and provides royalties to them based on the premiums written on Nodak Insurance Company’s insurance policies. Royalties paid to the North Dakota Farm Bureau were $1,382,000 and $1,369,000 for the years ended December 31, 2022 and 2021, respectively. Mr. Missling serves as Executive Vice President of the North Dakota Farm Bureau.

Except for the transactions described above, during 2022, we have not engaged in any transactions with, loaned money to or incurred any indebtedness to, or otherwise proposed to engage in transactions with, loan money to or incur any indebtedness to, any related person, promoter or control person in an amount that in the aggregate exceeds $120,000.

We maintain a written policy which discourages our officers and directors from having a financial interest in any transaction between NI Holdings, Inc. or any of its subsidiaries and a third party. When we engage in transactions involving our officers, directors, or employees, their immediate family members, or affiliates of these parties, our officers, directors, and employees are required to give notice to us of their interest in such a transaction and refrain from participating in material negotiations or decisions with respect to that transaction.

Directors with an interest in such a transaction are expected to disqualify themselves from any vote by the Board of Directors regarding the transaction.

When considering whether we should engage in a transaction in which our officers, directors, or employees, their immediate family members, or affiliates of these parties, may have a financial interest, our Board of Directors considers the following factors:

•        whether the transaction is fair and reasonable to us;

•        the business reasons for the transaction;

•        whether the transaction would impair the independence of a director;

•        whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the officer, director, or employee, the nature of their interest in the transaction and the ongoing nature of the transaction; and

•        whether the transaction is material, taking into account the significance of the transaction in light of all the circumstances.

PARENT COMPANY RELATIONSHIP

Nodak Mutual Group, Inc. owns approximately 60% of NI Holdings, Inc. Nodak Mutual Group, Inc. is organized as a mutual company. The policyholders of Nodak Insurance Company are the members of Nodak Mutual Group, Inc. and elect the members of the Board of Directors of Nodak Mutual Group, Inc. Messrs. Aasmundstad, Devlin, Espegard, and Marlow are four of the members of the Board of Directors of Nodak Mutual Group, Inc. The directors of Nodak Mutual Group, Inc. disclaim the beneficial ownership of any shares held by Nodak Mutual Group, Inc.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock outstanding as of the Record Date by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;

•        each of our directors and director nominees;

•        each of our named executive officers; and

•        all of our current directors and executive officers as a group.

The percentage ownership information is based on 21,059,895 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o NI Holdings, Inc., 1101 First Avenue North, Fargo, ND 58102.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater shareholders:
Nodak Mutual Group, Inc.(1)	12,650,000	60.07%
Jeffrey Thorp(2) 437 Madison Avenue, 34th Floor New York, NY 10022	1,110,263	5.27%

Directors, Nominees, and Named Executive Officers:
Michael J. Alexander	111,209	*
Seth C. Daggett	4,415	*
Patrick W. Duncan	21,342	*
Timothy J. Milius	16,315	*
Eric K. Aasmundstad(3)	23,514	*
William R. Devlin(3)	19,100	*
Duaine C. Espegard(3)	14,500	*
Cindy L. Launer(4)	—	—
Stephen V. Marlow(3)	18,100	*
Prakash Mathew	—	—
Jeffrey R. Missling(3)	15,100	*
All current named executive officers and directors as a group (11 persons)	243,595	1.16%

____________

(1)      For additional information about Nodak Mutual Group, Inc., see the “Parent Relationship” section above.

(2)      Jeffrey Thorp reported the ownership information shown in the above table in a Schedule 13D he filed with the SEC on March 3, 2020. Mr. Thorp disclaims beneficial ownership of these shares.

(3)      The number of shares beneficially owned for each director includes 3,100 RSUs to vest on May 23, 2023.

(4)      The number of shares beneficially owned for this director excludes 3,100 RSUs which vest on May 23, 2023, but receipt of those shares will be deferred to a later date.

*        Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

GENERAL INFORMATION ABOUT THE MEETING

The following questions and answers present important information pertaining to the 2023 Annual Meeting:

Why am I receiving these materials?

The Board of Directors is soliciting proxies for the 2023 Annual Meeting. The Notice of Internet Availability of Proxy Materials was mailed on or about April 11, 2023 to shareholders as of the Record Date. Internet availability is provided for a proxy card, this Proxy Statement, and our 2022 Annual Report.

Why are we holding the 2023 Annual Meeting?

As a matter of good corporate practice, and in compliance with applicable corporate law and the Marketplace Rules (the “NASDAQ Listing Rules”) of The NASDAQ Stock Market, LLC (“NASDAQ”), we hold a meeting of shareholders annually. This year’s meeting will be held on May 23, 2023. There will be at least seven items of business that must be voted on by our shareholders at the 2023 Annual Meeting, and our Board is seeking your proxy to vote on these items. This Proxy Statement contains important information about us and the matters that will be voted on at the 2023 Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Where and when is the 2023 Annual Meeting?

We will hold the 2023 Annual Meeting on May 23, 2023 at 10:00 a.m., Central Time, at the Jasper Hotel, 215 Broadway N, Fargo, ND 58102.

From the East on I-94:    Take EXIT 1A toward Moorhead onto US-75 (S 8th Street). Go for 2.0 miles. Turn left onto Main Avenue. Go for 0.6 miles. Take the first exit from the roundabout onto 2nd Street N. Go for 0.2 miles. Turn left onto 1st Avenue N. Go for 0.3 miles. Take the 6th right turn onto Broadway N. Go one block, and the Jasper Hotel will be on the right.

From the North on I-29:    Take EXIT 65 toward US-10 E/Main Ave/Downtown Fargo. Turn left onto Main Ave toward US-10 E/Main Ave/Downtown Fargo. Go for 2.6 miles. Turn left onto Broadway N. Go for 0.3 miles. The Jasper Hotel will be on the right.

From the South on I-29:    Take EXIT 65 toward US-10 E/Main Ave/Downtown Fargo. Turn right onto Main Ave toward US-10 E/Main Ave/Downtown Fargo. Go for 2.4 miles. Turn left onto Broadway N. Go for 0.3 miles. The Jasper Hotel will be on the right.

From the West on I-94:    Take EXIT 351 toward University Drive/Downtown onto US-81-BR N. Go for 1.3 miles. Turn right onto 13th Ave S. Take the 2nd left turn onto 10th Street S. Go for 1.1 miles. Turn right onto 1st Ave N. Take the 7th left turn onto Broadway N. Go one block, and the Jasper Hotel will be on the right.

Directions to our Annual Meeting may also be obtained by calling the Jasper Hotel at 1-701-532-2150.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this Proxy Statement and our 2022 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which is being mailed to our shareholders on or about April 11, 2023, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

What am I being asked to vote on at the 2023 Annual Meeting?

We are asking our shareholders to consider the following proposals:

•        The election of the Class I directors, Michael J. Alexander and Jeffrey R. Missling, to serve until our annual meeting to be held in 2026 or until their respective successors are duly elected and qualified;

•        The ratification of the appointment of Mazars USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•        The approval of an advisory resolution to approve the compensation of our named executive officers;

•        The approval of an advisory resolution to approve the frequency of advisory votes on named executive officer compensation for one, two, or three years;

•        The approval of an amendment of our Articles of Incorporation to declassify our Board of Directors and provide for the annual election of directors;

•        The approval of an amendment of our Articles of Incorporation to eliminate supermajority voting requirements;

•        The approval of an amendment of our Articles of Incorporation to eliminate the prohibition on shareholders calling special meetings; and

•        Any other business properly introduced at the 2023 Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•        “FOR” the election of the Class I directors, Michael J. Alexander and Jeffrey R. Missling, to serve until our annual meeting to be held in 2026 or until their respective successors are duly elected and qualified;

•        “FOR” the ratification of the appointment of Mazars USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•        “FOR” the approval of an advisory resolution to approve the compensation of our named executive officers;

•        “ONE YEAR” on the frequency of advisory votes on named executive officer compensation;

•        “FOR” the approval of an amendment of our Articles of Incorporation to declassify our Board of Directors and provide for the annual election of directors;

•        “FOR” the approval of an amendment of our Articles of Incorporation to eliminate supermajority voting requirements; and

•        “FOR” the approval of an amendment of our Articles of Incorporation to eliminate the prohibition on shareholders calling special meetings.

How many votes do I have?

You have and may cast one vote for each share of common stock of the Company that you owned at the close of business on the Record Date.

These shares include:

•        Shares registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), our transfer agent, for which you are considered the “shareholder of record”; and

•        Shares held for you as the beneficial owner through a broker, bank, or other nominee.

As of the close of business on the Record Date, the Company had 21,059,895 shares of common stock issued and outstanding, and entitled to vote upon each matter considered at the 2023 Annual Meeting. Beginning two days after notice of our 2023 Annual Meeting is given, a list of shareholders eligible to vote at the 2023 Annual Meeting will be available for inspection at our principal office at any time up to the 2023 Annual Meeting. If you would like to inspect the list, please call our Corporate Secretary at (701) 298-4200 to arrange a visit to our office.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the Notice for the 2023 Annual Meeting directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote yourself at the 2023 Annual Meeting. Throughout this Proxy Statement, we refer to shareholders who hold their shares directly with Computershare as “shareholders of record” or “Registered Holders.”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank, or other nominee who is considered the shareholder of record with respect to those shares has forwarded proxy materials for the 2023 Annual Meeting to you. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to attend the 2023 Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares of common stock yourself at the 2023 Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this Proxy Statement, we refer to shareholders who hold their shares through a broker, bank, or other nominee as “street name shareholders” or “Beneficial Holders.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of common stock you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the 2023 Annual Meeting to cast your vote. These officers are Michael J. Alexander, our President and Chief Executive Officer, and Seth C. Daggett, our Chief Financial Officer. Whether or not you expect to attend the 2023 Annual Meeting, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be counted towards a quorum and voted.

How can I attend the 2023 Annual Meeting with the ability to ask a question and/or vote?

The 2023 Annual Meeting will be in person. You are entitled to participate in the 2023 Annual Meeting only if you were a Registered Holder as of the close of business on the Record Date, or if you hold a valid legal proxy for the 2023 Annual Meeting if you are a Beneficial Holder.

How do I vote?

General

You can vote by proxy or in person. For specific methods of voting available to you, see below.

If you submit your proxy using any of the methods below, Michael J. Alexander or Seth C. Daggett will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director, and for or against any other proposals properly introduced at the 2023 Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of the Board of Directors, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, and “FOR” the ratification of the appointment of our independent registered public accounting firm.

If any other matter is presented, your proxy will authorize Michael J. Alexander or Seth C. Daggett to vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters to be considered at the 2023 Annual Meeting other than the seven proposals referenced in this Proxy Statement.

Voting Methods for Shareholders of Record

If you are a shareholder of record, you may vote by one of the following methods:

•        By Internet:    you may vote over the Internet at www.investorvote.com/NODK by following the instructions on the proxy card. Internet voting facilities will be available 24 hours a day.

•        By Telephone:    you may vote by touch-tone telephone by calling 1-800-652-8683. Telephone voting facilities will be available 24 hours a day.

•        By Mail:    you may authorize your proxy by completing, signing, and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.

•        In Person:    you may attend the 2023 Annual Meeting and vote in person by completing a ballot; however, attending the 2023 Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your proxy card to the 2023 Annual Meeting.

Voting Methods for Beneficial Holders

If you are a Beneficial Holder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Beneficial Holders should generally be able to vote by returning an instruction card, by telephone, or via the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee.

As discussed above, if you are a Beneficial Holder, you may not vote your shares yourself at the 2023 Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the 2023 Annual Meeting by:

•        entering a new vote by Internet or by telephone;

•        returning a later-dated proxy card;

•        notifying the Corporate Secretary of the Company, in writing, at NI Holdings, Inc., Attn: Corporate Secretary, 1101 First Avenue North, Fargo, North Dakota 58102; or

•        completing a written ballot at the 2023 Annual Meeting in person.

If you are a Beneficial Holder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the shareholders holding in aggregate not less than a simple majority of our issued and outstanding shares of common stock entitled to vote constitutes a quorum.

Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote at the 2023 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum present within half an hour of the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time, and place as the Board may determine.

Will my shares be voted if I do not return my proxy?

If your shares are registered in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy card by mail or by ballot at the 2023 Annual Meeting.

If your shares are held in “street name”, your brokerage firm may under certain circumstances vote your shares if you do not timely return your voting instructions. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Proposals 1, 3, 4, 5, 6, and 7 are considered non-discretionary matters. If you do not instruct your brokerage firm how to vote with respect to such proposals, your brokerage firm may not vote with respect to such proposals and those shares that would have otherwise been entitled to be voted will be treated as “broker non-votes”. Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. With respect to proposals 1, 3, and 4, broker non-votes, because they are not voted affirmatively or negatively, will not be counted for purposes of determining whether this proposal has been approved and will not have the effect of negative votes. With respect to proposals 5, 6, and 7, abstentions and broker non-votes will count as votes against such proposal.

Proposal 2, ratification of the selection of our independent registered public accounting firm, is considered a discretionary matter, and your brokerage firm will be able to vote on this proposal even if it does not timely receive instructions from you, so long as it holds your shares in its name. We encourage you to timely provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the 2023 Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them. Because Proposal 2 is a discretionary matter, there will not be any broker non-votes.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding our shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

How are shares held in the Employee Stock Ownership Plan voted?

If you own shares through the NI Holdings, Inc. Employee Stock Ownership Plan (the “ESOP”), your proxy will serve as voting instructions for your shares held in that plan. The administrator of the ESOP will vote your shares as you direct. If a proxy is not returned for shares held in the ESOP, the administrator will not vote those shares.

What vote is required to approve each proposal?

Proposal 1

Subject to the paragraph below, our directors are elected by a plurality of the votes cast, which means the two nominees receiving the highest number of affirmative votes will be elected. As a result, any shares not voted “for” a particular nominee (whether as a result of shareholder withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Pursuant to our bylaws, any nominee for director in an uncontested election who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote. The Nominating and Governance Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of

Directors on whether to accept or reject the offer. The Board of Directors shall act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Proposal 2

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of shares present at the meeting and entitled to vote on the proposal.

A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum for the 2023 Annual Meeting. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against this matter. Because Proposal 2 is a discretionary matter, we do not expect there to be any broker non-votes with Proposal 2.

Although shareholder approval of our Audit Committee’s selection of Mazars USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 is not required, we believe that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the 2023 Annual Meeting, the Audit Committee will reconsider its selection of Mazars USA LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

Proposal 3

The approval of an advisory resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of shares present at the meeting and entitled to vote on the proposal. Because this proposal is advisory, the outcome of the vote will not be binding on our Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding our executive compensation program. Broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 3, but abstentions will have the same effect as a vote against the proposal.

Proposal 4

The option of one year, two years, or three years receiving the highest number of votes cast by shareholders present at the meeting and entitled to vote on the proposal will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Because this proposal is advisory, the outcome of the vote will not be binding on our Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when setting the frequency of the advisory vote on executive compensation. Broker non-votes and abstentions will have no effect on the outcome of the vote.

Proposal 5

The approval of the amendment of our Articles of Incorporation to declassify our Board of Directors and provide for the annual election of directors requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Approval of Proposal 5 is also conditioned on the approval of Proposals 6 and 7. If either Proposal 6 or Proposal 7 is not approved, our Board will not implement Proposal 5, even if it is approved by the requisite vote of our shareholders.

Proposal 6

The approval an amendment of our Articles of Incorporation to eliminate supermajority voting requirements requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Approval of Proposal 6 is also conditioned on the approval of Proposals 5 and 7. If either Proposal 5 or Proposal 7 is not approved, our Board will not implement Proposal 6, even if it is approved by the requisite vote of our shareholders.

Proposal 7

The approval an amendment of our Articles of Incorporation to eliminate the prohibition on shareholders calling special meetings requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote against the proposal. Approval of Proposal 7 is also conditioned on the approval of Proposals 5 and 6. If either Proposal 5 or Proposal 6 is not approved, our Board will not implement Proposal 7, even if it is approved by the requisite vote of our shareholders.

Who will count the vote?

Our inspector of elections, Computershare, will tabulate the votes cast by proxy and directly at the 2023 Annual Meeting.

Do the directors and officers of the Company have an interest in the outcome of the matters to be voted on?

Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for their service as described in this Proxy Statement under the heading “Proposal 1: Election of Directors.”

How many shares do the directors and officers of the Company beneficially own, and how do they plan to vote their shares?

Directors and executive officers, who individually, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of less than 1% of our outstanding common stock, are expected to vote, or direct the voting of their shares, for each director nominee identified in Proposal 1, in favor of each of Proposal 2, 3, 5, 6, and 7, and “one year” for Proposal 4. Nodak Mutual Group, Inc. owns approximately 60% of our outstanding shares of common stock.

Where can I find the voting results?

The Company will announce preliminary voting results at the 2023 Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days of the 2023 Annual Meeting.

Who pays for proxy solicitation?

We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes from shareholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Who can attend the 2023 Annual Meeting?

All shareholders as of the Record Date are invited to attend the 2023 Annual Meeting.

Who is our independent registered public accounting firm, and will they be represented at the 2023 Annual Meeting?

Mazars USA LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2022 and audited our consolidated financial statements for such fiscal year. Mazars USA LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2023. We expect that representatives of Mazars USA LLP will be present at the 2023 Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

How do I obtain a copy of the 2022 Annual Report?

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 that we filed with the SEC, we will send you one without charge. Please write to:

NI Holdings, Inc.
1101 First Avenue North
Fargo, ND 58102
Attn: Investor Relations

All of our SEC filings are also available free of charge under the heading “SEC Filings” in the “Financial Information” section of our website at www.niholdingsinc.com.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2024
ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proposals for action at a future meeting if they comply with SEC rules, state law, and our Bylaws.

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the proxy statement for our 2024 Annual Meeting of Shareholders. In accordance with Rule 14a-8(b)(2), shareholder proposals, along with proof of ownership, must be received by us not later than December 12, 2023, which is 120 calendar days prior to the anniversary date of when the proxy statement was released to shareholders in connection with the 2023 Annual Meeting, or a reasonable time before the registrant begins to print and mail its proxy materials if the date of the annual meeting changes by more than 30 days from the date of the previous year’s annual meeting. Shareholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals (other than non-binding proposals presented under Rule 14a-8) and director nominations. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

Our Bylaws provide that nominations for election to the Board of Directors may be made by any shareholder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Shareholder nominations must be made in writing and must be delivered or mailed by first class United States mail, postage prepaid, to the chairperson of the Board not less than 90 days nor more than 120 days prior to any meeting of shareholders called for the election of directors. Each notice of nomination made by a shareholder must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Company that are beneficially owned by each such nominee, and (iv) any other information with respect to such nominee required to be included in a proxy statement soliciting proxies for the election of directors under the rules and regulations of the SEC. The chairperson of the meeting may, if the facts warrant, determine and declare that a nomination was not made in accordance with the foregoing procedure, and such nomination shall be disregarded.

Our Bylaws also provide that matters to be placed on the agenda for consideration at Annual Meetings of Shareholders may be proposed by the Board of Directors or by any shareholder entitled to vote for the election of directors. Matters proposed for the annual meeting agenda by shareholders entitled to vote for election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 90 days nor more than 150 days prior to any annual meeting of shareholders; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, a shareholder’s written notice of a proposed matter shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the 7th day following the day on which notice of the meeting was mailed to shareholders. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting. The chairperson of the meeting may, if the facts warrant, determine and declare that a proposed matter was not made in accordance with the foregoing procedure, and such matter shall be disregarded.

We expect the regular Annual Meeting of Shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting, to be held at 10:00 a.m. on the fourth Tuesday of May each year, or another date as determined by the Board of Directors. For 2024, this will be Tuesday, May 21. To be eligible for inclusion in the proxy statement for the 2024 Annual Meeting, shareholder nominations must be delivered to the Chairperson no earlier than January 22, 2024 and no later than February 21, 2024. Business matters to be placed on the agenda must be delivered to the Chairperson no earlier than December 23, 2023 and no later than February 21, 2024.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2024 Annual Meeting of Shareholders. Shareholders are advised to review our Bylaws which also specify requirements as to the form and content of a shareholder’s notice.

Any proposals, notices, or information about proposed director candidates should be sent to:

NI Holdings, Inc.
1101 First Avenue North
Fargo, ND 58102
Attention: Corporate Secretary

ANNUAL REPORT

This Proxy Statement is accompanied by our 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The 2022 Form 10-K includes our audited consolidated financial statements. We have filed the 2022 Form 10-K with the SEC, and it is available free of charge at the SEC’s website at http://www.sec.gov and on our website at www.niholdingsinc.com. In addition, upon written request to the Company’s Corporate Secretary at 1101 First Avenue North, Fargo, ND 58102, we will mail a paper copy of our 2022 Form 10-K, including the consolidated financial statements, to you free of charge.

OTHER BUSINESS

We do not know of any business that will be presented for consideration or action by the shareholders at the 2023 Annual Meeting other than that described in this Proxy Statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign, and return the proxy card.

APPENDIX
PROPOSED ARTICLES OF AMENDMENT TO
THE ARTICLES OF INCORPORATION
OF NI HOLDINGS, INC.

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
NI HOLDINGS, INC.

NI Holdings, Inc., a corporation organized and existing under the laws of the State of North Dakota (the “Corporation”), hereby certifies as follows:

A.The name of the Corporation is NI Holdings, Inc., and the original Articles of Incorporation (the “Original Articles”) of this Corporation were filed with the Secretary of State of the State of North Dakota on May 12, 2016.

B. The following amendments to the Articles of Incorporation were duly adopted in accordance with Sections 10-19.1-17 and 10-19.1-19 of the North Dakota Business Corporation Act (the “Act”).

C. The following amendments to the Articles of Incorporation were duly approved by the shareholders of the Corporation on May [__], 2023 in accordance with Section 10-19.1-19 of the Act.

D. The text of the Articles of Incorporation of this Corporation is hereby amended as follows:

1. The Eighth Article of the Original Articles is hereby amended in its entirety to be as follows:

“EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than fifteen (15) members in number, as fixed by the board of directors of the Corporation from time to time. The term of office of all directors serving as of the effective date of this amendment to the Articles of Incorporation shall expire at the 2024 annual meeting of shareholders, and all directors shall stand for election annually thereafter. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

2. The Tenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“TENTH. The affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

any merger or consolidation of the Corporation with or into any other corporation;

any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person, or entity; or

any transaction similar to, or having similar effect as, any of the foregoing transactions.

An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article TENTH, on the basis of information known to the board, if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article TENTH. Any such determination shall be conclusive and binding for all purposes of this Article TENTH.

The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.

A-2

The provisions of this Article TENTH shall not apply to any transaction which is approved in advance by at least two-thirds of the members of the board of directors of the Corporation, at a meeting duly called and held.”

3. The Thirteenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“THIRTEENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of North Dakota, the board of directors shall have the power to adopt, amend, or repeal the Bylaws of the Corporation. The Bylaws may be adopted, amended, or repealed by the vote or the consent of shareholders entitled to exercise a majority of the voting power of the Corporation.”

4. The Sixteenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“SIXTEENTH. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation.”

5. The Eighteenth Article of the Original Articles is hereby amended in its entirety to be as follows:

“EIGHTEENTH. A special meeting of the shareholders may be called in accordance with the Business Corporation Act and the Bylaws of the Corporation.”

IN TESTIMONY WHERE, the undersigned has signed these Articles of Amendment to the Articles of Incorporation of NI Holdings, Inc. this _____ day of ________, 2023.

Michael J. Alexander, President and Chief Executive Officer

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 1. Election of Directors: IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. For Withhold For Withhold + 01 - Michael J. Alexander 02 - Jeffrey R. Missling 2. Proposal to ratify Mazars USA LLP as independent registered public accounting firm for the year ended December 31, 2023. For Against Abstain 3. Proposal to vote on an advisory resolution to approve the compensation of our Named Executive Officers. For Against Abstain 4. Proposal to vote on an advisory resolution to approve the frequency of our advisory vote on executive compensation. 6. Proposal to approve an amendment of our Articles of 1 Year 2 Years 3 Years Abstain For Against Abstain 5. Proposal to approve an amendment of our Articles of Incorporation to declassify our Board of Directors and provide for the annual election of directors. 7. Proposal to approve an amendment of our Articles of Incorporation to eliminate supermajority voting requirements. Incorporation to eliminate the prohibition on shareholders calling special meetings. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

2023 Annual Meeting of NI Holdings, Inc. Shareholders will be held on Tuesday, May 23, 2023 at 10:00 a.m. Central Daylight Time, The Jasper Hotel, 215 Broadway N, Fargo, ND 58102 To attend and vote at the annual meeting in person, you must bring proof of identification and your proxy card. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — NI Holdings, Inc. Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting – May 23, 2023 Michael J. Alexander, President and CEO, and Seth C. Daggett, Chief Financial Officer, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NI Holdings, Inc. to be held on May 23, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2, 3, 5, 6 and 7, and 1 YEAR on Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)